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                                                                    Exhibit 4.13

THIS AGREEMENT AMONG:

(1) THOSE PERSONS (other than Scottish Enterprise) whose names and addresses are set out in Part 1C of the Schedule ("the Target Shareholders");

(2) SCOTTISH ENTERPRISE, a statutory corporation having its chief office at 120 Bothwell Street, Glasgow ("Scottish Enterprise");

(3) RUSSELL ERIC FURNER residing at 49 Castlecrag Drive, Kallaroo, Australia ("Mr Furner");

(4) WEATHERFORD AUSTRALIA PTY LIMITED, a company incorporated in Australia under registered number ACN 008 947 395 and having its registered office at 17 Truganina Road, Malaga, Western Australia ("the Australian Purchaser"),

(5) WEATHERFORD INTERNATIONAL, INC. a company incorporated in Delaware, United States of America and having its registered office at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027 ("Weatherford" or "the Purchaser") (together with the Australian Purchaser hereinafter referred to as "the Purchasers").

WHEREAS:

(A) The Target Shareholders and Scottish Enterprise are the legal and beneficial owners of the entire issued share capital (the "Target Shares") of Brit Bit Limited ("Target") in the proportions set out in Part 1C of the Schedule.

(B) The Target Shareholders and Scottish Enterprise have agreed to sell and Weatherford has agreed to purchase the Target Shares on the terms set out in this Agreement.

(C) Mr Furner is the legal and beneficial owner of the Minority Interest (as hereinafter defined).

(D) Conditional upon completion of the sale and purchase of the Target Shares, Mr Furner has agreed to sell and the Australian Purchaser has agreed to purchase the Minority Interest on the terms set out in this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:
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1.   DEFINITIONS AND INTERPRETATION/SCHEDULE

     1.1 Unless the context shall otherwise require, words and expressions in this Agreement shall be given the meanings ascribed to them in, and shall be interpreted in accordance with, Part 10 of the Schedule.

     1.2 The Schedule forms part of and shall be construed as one with this Agreement.

2.   SALE AND PURCHASE

     2.1 Subject to the terms and conditions of this Agreement, each of the Target Shareholders and Scottish Enterprise as the legal and beneficial owners shall sell and the Purchaser shall purchase the Target Shares set opposite their respective names in Columns 3 and 4 of Part 1C of the Schedule, with all rights and privileges attached to them at the Completion Date, free and clear of all and any encumbrances. Weatherford, relying on the undertakings, representations, warranties and covenants contained in this Agreement, agrees to buy the Target Shares on those terms.

     2.2 Each of the Target Shareholders and Scottish Enterprise hereby waive all rights of pre-emption, other restrictions on transfer and rights of veto or otherwise held by them respectively under the Articles of Association of members of the Target Group or otherwise in respect of the transfer of the Target Shares to the Purchaser hereunder. Each of the Target Shareholders and Scottish Enterprise waive all rights to any preference or other dividends which may have accrued or become payable to them by any member of the Target Group.

     2.3 Subject to the terms and conditions of this Agreement and conditional upon completion of the sale and purchase of the Target Shares pursuant to Clause 2.1, Mr Furner as the legal and beneficial owner shall sell and the Australian Purchaser shall purchase the Minority Interest with all rights and privileges attached to it at the
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          Completion Date, free and clear of all and any encumbrances. The
          Australian Purchaser, relying on the undertakings, representations, warranties and covenants contained in this Agreement, agrees to buy the Minority Interest on those terms.

3.   INSTRUCTION AND CALCULATION OF NET ASSET VALUE

     3.1 On the Completion Date the Vendors' Representative and the Purchasers (together with the Vendors' Accountants) shall carry out or cause to be carried out a joint physical stocktake and joint physical count of fixed assets (or such other method of verification as may be agreed among the parties) for the purposes of determining the composition and value of the fixed assets, stocks and work-in-progress of the Target Group as at the close of business on the Completion Date. The result of such stocktake and fixed asset count shall be final and binding on the Purchasers and the Vendors for the purposes of this Clause 3.1.

     3.2 The Purchasers shall procure that, as soon as practicable following the Completion Date and in any event within 60 days of the Completion Date (hereinafter "the First 60 Day Period"), draft Completion Accounts and a draft NAV Statement are drawn up by the Purchasers who will verify that they have been prepared in accordance with this Clause and the instructions contained in the Basis of Preparation of Completion Accounts.

     3.3 The Purchasers shall or shall procure that the Purchaser's Accountants shall within the First 60 Day Period despatch the draft Completion Accounts and the draft NAV Statement to the Vendor's Accountants whereupon the Vendors' Representative and the Vendors' Accountants shall review the same to verify that they have been prepared in accordance with this Clause 3.3 and the instructions contained in the Basis of Preparation of Completion Accounts.
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     3.4  The Vendors' Representative and the Vendors' Accountants shall attempt to agree the draft Completion Accountants (including the Final Indebtedness Statement) and the draft NAV Statement as soon as possible and in any event within 60 days (hereinafter "the Second 60 Day Period") after receipt of the same from the Purchasers under
          Clause 3.3. Unless within the Second 60 Day Period the Vendors' Accountants notify the Purchasers in writing that they disagree with the draft NAV Statement and/or the Final Indebtedness Statement, the draft NAV Statement and/or the Final Indebtedness Statement shall be deemed to be agreed and it shall thereupon become final and binding on the Purchasers and the Vendors for all purposes of this Agreement. If by the end of the Second 60 Day Period the draft NAV Statement and/or the Final Indebtedness Statement has not been agreed the Vendors' Representative and the Vendors' Accountants shall meet urgently with the Purchasers so as to resolve in good faith any differences within the following 14 days (hereinafter "the 14 Day Period"). On or after expiry of the 14 Day Period (unless otherwise agreed by the Vendors' Representative and the Purchaser) either the Purchasers or the
          Vendors' Representative may request the appointment of an independent firm of chartered accountants to agree or amend or prepare and to certify the NAV Statement and/or the Final Indebtedness Statement (but always in accordance with the instructions contained in the Basis of Preparation of Completion Accounts) in so far as not otherwise agreed in accordance with the provisions of this Clause 3.4. Such appointment shall be made by the Vendors' Representative and the Purchasers either jointly or, in default of agreement within 7 days of one party notifying the other of its wish to appoint an independent firm, by the President for the time being of the Institute of Chartered Accountants of Scotland on
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          the application of either party. The certification prepared by such independent firm shall be final and binding on the Vendors and the Purchasers for all purposes of this Agreement and such independent firm shall act as experts and not as arbiters.

     3.5 The Vendors shall pay the charges of the Vendors' Accountants and the Purchasers shall pay the charges of the Purchasers' Accountants in respect of work carried out pursuant to the provisions of this Clause 3 and the charges of the Independent Accountants (if appointed) shall be apportioned between the Vendors and the Purchasers in such proportions as the Independent Accountants may determine in the light of the merits of the objections taken by (or on behalf of) the Vendors or the Purchaser to the draft NAV Statement and/or the Final Indebtedness Statement in the form despatched to the Purchaser's Accountants pursuant to Clause 3.3.

     3.6 The Vendors shall procure that the Vendors' Accountants shall give to the Purchasers and the Independent Accountant access to all their working papers and the Purchasers shall give or procure that the Purchasers Accountants give to the Vendors and the Independent Accountants access to all their working papers (and in the case of the Purchasers Accountants, to the Target Group's relevant papers) as may reasonably be required for the purposes of agreeing or certifying the NAV Statement and the Final Indebtedness Statement.

     3.7 As between the parties to this Agreement once the NAV Statement and the Final Indebtedness Statement shall have become final and binding, pursuant to Clause 3.4, no right of appeal shall be competent with regard thereto, and neither the Vendors nor the Purchasers nor the Independent Accountants shall be entitled to appeal or state a case either on a point of law or fact with regard thereto, to any court.

     3.8  References in this Clause 3 to accountants certifying any matter shall
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          be construed to mean certification of their opinion as to such matter.

4.   CONSIDERATION

     4.1 The consideration for the sale and purchase of the Sale Shares shall (subject to adjustment pursuant to Clause 6) be the Consideration payable in accordance with Clause 4.3 below and Part 3 of the Schedule.

     4.2 The Vendors shall be entitled to the Consideration in the percentages set out in column 5 of Part 1C of the Schedule to be satisfied by the issue of Weatherford Shares and the payment of cash as set out in columns 6 and 7 respectively of Part 1C of the Schedule.

     4.3  Upon completion of the matters referred to in paragraphs 1 and 2 of
          Part 3 of the Schedule the Purchaser shall cause there to be issued to the Target Shareholders and Scottish Enterprise, and upon completion of the matters referred to in paragraphs 5 and 6 of Part 3 of the Schedule the Purchaser shall cause there to be issued to Mr Furner, the Weatherford Shares in such name or names as may be requested in writing by the Vendors and deliver certificates to the Vendors' Solicitors on behalf of the Vendors.

     4.4 No fractional shares of Weatherford shall be issued to the Vendors and to the extent a fractional share would otherwise be issued, the number of Weatherford Shares to be issued would be rounded up or down to the nearest whole.

     4.5 For the purpose of calculating the Indebtedness the rate of conversion of all relevant currencies to Dollars will be fixed on the second business day prior to the Completion Date ("the Fix Date") and shall be the average rate of exchange over the ten Business Days preceding the Fix Date. For the purpose the rate of exchange for each Business Day will be the appropriate Spot Closing mid-point rate published in the Financial Times on the day in question.
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5.   COMPLETION

     5.1 The purchase and sale of the Sale Shares shall be completed at the offices of the Vendors' Solicitors or at such other place as the parties may agree on the Completion Date when the parties shall each comply with their respective obligations set out in Part 3 of the Schedule.

     5.2 The Purchasers shall not be obliged to complete the purchase of any of the Sale Shares unless all of the Sale Shares are sold and purchased in accordance with the terms and conditions of this Agreement.

6.   FINAL COMPLETION

     6.1  On the Final Completion Date:


          6.1.1 The Purchaser shall pay to the Vendors' Solicitors in Sterling, by bankers draft or telegraphic transfer to the Vendors' Solicitors Account, the Indebtedness Shortfall (to be distributed amongst the Vendors in accordance with the percentages set out in column 5 of Part 1C of the Schedule); and/or

          6.1.2 Each Vendor shall at his option either (a) pay to the Purchaser in Sterling, by bankers draft or telegraphic transfer to an account nominated by the Purchaser, the percentage set opposite his name in column 5 of Part 1C of the Schedule of (i) the Indebtedness Excess, and (ii) if the Indebtedness Excess does not exceed the amount of the Overpayment, a sum equal to the Overpayment less the Indebtedness Excess or (b) transfer to the Purchaser such number of Weatherford Shares at the Weatherford Share Price; as is equal in value to the said percentage of (i) the Indebtedness Excess, and (ii) if the Indebtedness Excess does not exceed the amount of the Overpayment, a
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               sum equal to the Overpayment less the Indebtedness Excess
               ("Overpayment Shares") provided, however, if any such transfer as is referred to in paragraph (b) above falls to be made prior to the initial effectiveness of the Shelf Registration and if Weatherford is in default under its obligations under the Registration Rights Agreement then the Weatherford Share Price shall be deemed to equal the closing sales price of Weatherford Common Stock on the New York Stock Exchange on the Business Day prior to the date of such transfer if such Closing Price is higher than the Weatherford Share Price.

     6.2 For the avoidance of doubt, the amount of the payment provided for in Clause 6.1, or the value of any Overpayment Shares at the Weatherford Share Price shall be treated as an increase to or a reduction in the consideration for the Sale Shares, as the case may be.

7.   WARRANTIES AND UNDERTAKINGS BY THE WARRANTORS

     7.1 (a) Each Vendor hereby warrants and represents to and undertakes with the Purchasers that (i) the Title Warranties as they relate to such Vendor and his holding of the Sale Shares (so that no such warranty, representation or undertaking is given by any Vendor in respect of any other Vendor or such other Vendor's holding of Sale Shares) and

          (b) the Warrantors hereby jointly warrant and represent to and undertake with the Purchasers that the Warranties other than the Title Warranties,

          as at the date of this Agreement:

          7.1.1 are true and accurate in all respects, save as fairly disclosed in the Disclosure Letter;
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          7.1.2 are (without prejudice to the provisions of paragraphs 10.3 of
               Part 6 of the Schedule and the content of the Disclosure Letter) not and are not to be affected or limited by any previous or other disclosures express or implied, written or oral to the Purchaser, its officers or representatives or professional advisers or by any investigation made by or on behalf of the Purchaser into the affairs of the Target Group or by any information of which the Purchaser or its agents have knowledge (actual or constructive); and

          7.1.3 shall not in any respect be extinguished or affected by Completion.


     7.2 For the remaining sub-Clauses of this Clause 7, a reference to the Warrantors shall be deemed to be a reference to the Vendors in respect of a claim or potential claim under the Title Warranties and shall be deemed to be a reference to the Warrantors in respect of a claim or potential claim under the Warranties other than the Title Warranties.

     7.3 The provisions of Part 6 of the Schedule shall apply to limit the Warrantors' liability in respect of the Warranties to the extent specified therein and/or any Relevant Claim for breach thereof provided always that the provisions of Part 6 of the Schedule shall in no way operate as to limit a Vendor's liability in respect of the Title Warranties which liability shall not however in any circumstances exceed the amount of cash and the value of the Weatherford Shares issued to the relevant Vendor as Consideration under deduction of the amount of any payment made by that Vendor, or the value of any Weatherford Shares transferred by that Vendor, under Clause 6 (the value of the Weatherford Shares being calculated in each case by
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          reference to the Weatherford Share Price; provided, however, if any claim under the Title Warranties is required to be paid prior to the initial effectiveness of the Shelf Registration and if Weatherford is in default under its obligations under the Registration Rights Agreement then the Weatherford Share Price shall be deemed to equal the closing sales price of Weatherford Common Stock on the New York Stock Exchange on the Business Day prior to the date of such payment if such Closing Price is lower than the Weatherford Sales Price.

          7.4.1 Notwithstanding any other provision of this Agreement, and in full satisfaction of the Purchaser's rights in respect of any such breach, the Warrantors hereby undertake to the Purchaser that if there is a breach of any of the Warranties the Warrantors will pay in cash to the Purchaser (or if so directed by the Purchaser, to the relevant Target Group Company) within 5 Business Days after written demand, an amount equal to the aggregate of:

               7.4.1.1 the amount which if received by the relevant Target Group
                    Company would be necessary to put that company into the position which would have existed had there been no breach of the Warranties; and

               7.4.1.2 all reasonable costs, liabilities, damages and expenses suffered or incurred by the Purchaser and/or the relevant Target Group Company and which would not have been suffered or incurred if the relevant warranty had been true and accurate.

               Provided that any amount payable under either 7.4.1.1 or 7.4.1.2 shall not also be payable under the other;

          7.4.2 Interest will run on any amount due to the Purchaser under
               Clause 7.4.1 at the Rate from the due date for payment under that sub-
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               Clause until the date upon which payment in full has been made to the Purchaser (or as the case may be, to the relevant Target
               Group Company, if directed).

     7.5 For the avoidance of doubt it is expressly agreed and declared that save for the Disclosure Letter and the Disclosure Bundle no letter, document or other communication shall be deemed to constitute a disclosure for the purposes of the Warranties.

     7.6 The Warrantors undertake not to make and will procure (to the extent that they are able) that no other person claiming under or through any of them will make any claim against any Target Group Company or any officer or employee of the Company on whom they may have relied before entering into any term of this Agreement or the Tax Deed or in the preparation of the Disclosure Letter in respect of any claim under this Agreement or any omission from or statement in the Disclosure Letter.

     7.7 Each of the Warranties shall be construed as separate and independent and save as expressly otherwise provided shall not be limited by reference to any other such Warranty or by anything in this Agreement.

     7.8 In determining damages for any breach of the Warranties the Purchasers shall not be required to cease to conduct or to wind down any business or to rely on the limited liability of any Target Group Company in mitigation of its loss. The Purchasers hereby acknowledges that, in entering into this Agreement, they are not relying on any warranty, representation or undertaking whatsoever and by whomsoever made save for the representations, warranties and undertakings set out in this Agreement.

     7.9 Any payment made by any of the Vendors to the Purchasers under the Warranties, the Indemnities or under the Tax Deed or otherwise
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          by the Vendors under this Agreement will be treated as a reduction by the amount so paid of the Consideration for the relevant Sale Shares.

8.   WARRANTIES BY THE PURCHASER AND WEATHERFORD; REGISTRATION RIGHTS


     8.1 The Purchasers hereby jointly and severally warrant and represent to the Vendors that as at Completion:

          8.1.1 Organisation and Qualification. Each of the Purchasers is a corporation, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

          8.1.2 Articles of Incorporation; By-Laws. The Purchasers have furnished to the Vendors a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of the Purchasers. The Purchasers are not in violation of any of the provisions of their Articles of Incorporation or By-Laws.

          8.1.3 Capitalisation

               8.1.3.1 As of the date of this Agreement, the authorised capital stock of Weatherford consists of (i) 250,000,000 shares of Weatherford Common Stock and (ii) 3,000,000 shares of preferred stock, par value $1.00 per share.

               8.1.3.2 At Completion the Weatherford Shares will be duly
                    authorised, validly issued, fully paid and non-assessable and not subject to adverse
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                    claims of third parties or preemptive rights created by
                    statute, Weatherford's Articles of Incorporation or By-Laws or any agreement to which Weatherford is a party or is bound.

               8.1.3.3 Upon delivery of the Weatherford Shares at Completion, the Vendors will own such shares free and clear of all adverse claims.

          8.1.4 Authority; Enforceability. The Purchasers have the requisite corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Tax Deed, to perform its obligations under each such agreement, and to consummate the transactions contemplated by each such agreement. The execution and delivery of this Agreement, the Registration Rights Agreement and the Tax Deed by the Purchasers, and the consummation by the Purchasers of the transactions contemplated by each such agreement, have been duly authorised by all necessary corporate action and no other corporate proceedings on the part of the Purchasers are necessary to authorise this Agreement, the Registration Rights Agreement or the Tax Deed or to consummate the transactions contemplated by each such agreement. This Agreement, the Registration Rights Agreement and the Tax Deed have each been duly executed and delivered by the Purchasers and, assuming the due authorisation, execution and delivery by the Vendors, each constitutes a legal, valid and binding obligation of the Purchasers, enforceable against each of them in accordance with their terms, subject to public
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               policy limitations with respect to the indemnification provided in the Registration Rights Agreement.

         8.1.5 No Conflict; Required Filings and Consents

               8.1.5.1 The execution and delivery of this Agreement and the
                    Registration Rights Agreement by the Purchasers do not, and the performance of this Agreement and the Registration Rights Agreement by the Purchasers will not (i) conflict with or violate the Articles or Certificate of Incorporation or By-Laws or equivalent organisational documents of the Purchasers, or any resolution adopted by the board of directors or stockholders of the Purchasers, (ii) subject to
                    (A) obtaining consents, approvals, authorisations and permits of, and making filings with or notification to, any governmental or regulatory authority, whether domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements of any foreign or domestic federal, state or local law, statute, ordinance, rule, regulation, order, judgement or decree ("Laws") or of any third party, and (B) obtaining the consents, approvals, authorisations and permits of, and making filings with or notifications to any Governmental Entities pursuant to the applicable requirements of Law, conflict with or violate any Laws applicable to the
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                                       15


                    Purchasers or any of Weatherford's subsidiaries or by which any of their respective properties is bound or affected; or
                    (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or to give to others any rights of termination, amendments, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Purchasers or any of Weatherford's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument of obligation to which the Purchasers or any of Weatherford's subsidiaries are a party or by which the Purchasers or any of Weatherford's subsidiaries or any of their respective properties are bound or affected, except for any such matters described in clause
                    (ii) or (iii) that would not have a Weatherford Material Adverse Effect.

               8.1.5.2 Based in part on the representations by the Warrantors, the execution and delivery of this Agreement and the Registration Rights Agreement by the Purchasers do not, and the performance of this Agreement by the Purchasers shall not, require any prior
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                                       16


                    consent, approval, authorisation or permit of, or filing with or notification to, any Governmental Entities or other third party.

          8.1.6 Reports; Financial Statements

               8.1.6.1 Since 31 December 2000 Weatherford and its subsidiaries have filed (i) all forms, reports, statements, notices and other documents required to be filed with the SEC (collectively, the "Weatherford SEC Reports"). The Weatherford SEC Reports were prepared in all material respects in accordance with the requirements of applicable laws (including the Securities Act and the Securities Exchange Act of 1934, as amended, as the case may be). As of their respective dates, the Weatherford SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since the filing of Weatherford's latest quarterly report on Form 10-Q, there has been no Weatherford Material Adverse Effect that has not been disclosed through press releases issued by Weatherford or in a current report filed with the SEC, in each case prior to the date of this Agreement.


               8.1.6.2 Each of the consolidated financial statements (including, in each case, any related notes
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                                       17


                    thereto) contained in the Weatherford SEC Reports (i) has been prepared in all material respects in accordance with the published rules and regulations of the SEC and US Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis throughout the periods involved (except
                    (x) to the extent required by changes in GAAP and (y) with respect of Weatherford SEC reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly presents the consolidated financial position of Weatherford and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that (A) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and
                    (B) any pro forma financial information contained in such consolidated Financial Statements is not or may not be necessarily indicative of the consolidated financial position of Weatherford and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

          8.1.7 Completion; Disclosure. Each of the representations and
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               warranties set forth in this Clause 8 shall be deemed made at and as at the date of Completion except to the extent such representations and warranties specifically refer to a date other than the date of this Agreement.

          8.1.8 Certain Proceedings. There is no pending Proceeding (as hereinafter defined) that has been commenced against the Purchasers, or against any of their Officers, directors or stockholders in connection with the affairs of the Purchasers, and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by the Agreement and/or the Registration Rights Agreement or that involves material claims not disclosed in the Weatherford SEC Reports against Weatherford or its affiliates. To the knowledge of the Purchasers, no such Proceeding has been threatened. For the purposes of this Agreement, a Proceeding means any action, binding arbitration, audit, hearing, formal investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any court, arbitrator, mediator or governmental authority.

     8.2 Weatherford will file to register for resale all of the Weatherford Shares pursuant to the terms of the Registration Rights Agreement within eight Business Days of Completion. If and when paragraph (k) of Rule 144 under the Securities Act (or a comparable provision of any successor rule) becomes applicable to any Weatherford Shares that continue to be held by any Vendor, then upon receipt of the certificates evidencing such shares, Weatherford will promptly deliver or cause to be promptly delivered to such Vendor (or, if so
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          instructed, to his assignees) new certificates not bearing any legend restricting transfer.

     8.3 Weatherford will indemnify the Vendors (or any of them) for any loss, damage, cost or expense (including, without limitation, reasonable attorneys' fees), excluding however, consequential, exemplary and punitive damages incurred by any Vendor by reason of the failure of the Purchasers to comply with any material agreements, obligations, covenants or undertakings in this Agreement, the Tax Deed and/or the Registration Rights Agreement or the inaccuracy, breach or incorrectness of any material warranty or representation of the Purchasers herein or therein.

9.   CLAIMS PROCEDURE

     9.1 In the event of the Purchasers becoming aware of any claim or any matter which may involve the Vendors or Warrantors in liability for breach of the Warranties or the Indemnities (in this Clause, a "Claim"), the Purchasers will notify the relevant Vendors in writing as soon as reasonably practicable after becoming aware of the same and shall provide reasonable details of the facts and circumstances of the Claim as shall then be known to the Purchasers.

     9.2 In the case of a Claim resulting from a claim made or which may be made by a third party (in this Clause, a "Third Party Claim") the relevant Vendors shall within 10 Business Days of having received notice thereof pursuant to Clause 9.1 intimate in writing to the Purchasers whether or not the relevant Vendors desire to conduct the defence of such Third Party Claim.

     9.3 If the relevant Vendors do not give timeous notice in accordance with Clause 9.2, the relevant Vendors shall be deemed to have given notice in accordance with such Clause that they do not wish to conduct the defence of such Third Party Claim. Always provided that where the relevant Vendors do not give timeous notice in accordance with Clause 9.2 any dispute relating to such Third Party Claim shall be conducted by the Purchasers but the Purchasers shall keep the relevant Vendors informed on a reasonable basis as may be requested from time to time.

     9.4 If the relevant Vendors have given timeous notice that the relevant Vendors desire to conduct the defence of a Third Party Claim then:

          9.4.1 the Purchasers shall and shall procure (to the extent then within their power) that each Target Group Company shall take such lawful action as the relevant Vendors may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Third Party Claim subject to the Purchasers and each Target Group Company being specifically indemnified and secured to their reasonable satisfaction against any Losses which they or any of them may thereby incur;

          9.4.2 the relevant Vendors shall fully and effectually indemnify and secure the Purchasers and each relevant Target Group Company to its satisfaction against any and all Losses which they may incur as a result of such Third Party Claim and the defence thereof and hereby undertake that they shall meet in full, without recourse to the Purchasers or any Target Group Company, the full amount of such Third Party Claim and the whole costs and expenses of the Purchasers and the Company in defending the same including without prejudice any professional or other costs incurred by any or each of them in being advised with regard thereto;

          9.4.3 the relevant Vendors shall from time to time and forthwith upon the request of the Purchasers keep the Purchasers fully informed of the conduct of and any negotiations relating to the defence of such Third Party Claim.

     9.5 If the relevant Vendors have intimated or are deemed to have intimated that they do not wish to defend any Third Party Claim, the Purchasers and each relevant Target Group Company may take such action as they see fit with regard thereto provided that, although the relevant Vendors shall not be deemed to have admitted any liability to the Purchasers with regard to such Third Party Claim subject as aforesaid, the liability of the relevant Vendors shall not be diminished or extinguished on the grounds that the Purchasers or the Company took or ought to have taken or omitted to take any action with regard to such Third Party Claim

     9.6 The Purchasers shall be entitled to refuse to allow the Vendors to take over the conduct of a Third Party Claim under Clause 9.2, and shall be entitled to refuse to comply with a request made by the relevant Vendors in relation to a Third Party Claim if it is reasonable for the Purchasers to exercise such right of refusal taking into account the likelihood of success of the Third Party Claim and any material damage likely to be caused to the goodwill of the Target Group's business, but to the extent that the relevant Vendors are prejudiced by any such refusal, they shall be relieved of the liability which they would otherwise have had under the terms of this Agreement provided that in the event that the relevant Vendor does not agree that it is reasonable for the Purchasers to exercise such right of refusal on the basis of the likelihood of success of the Third Party Claim the relevant Vendor and the Purchasers shall at the request of the relevant Vendor remit to a Queen's Counsel (to be agreed by the parties) the question of whether or not there is a reasonable prospect of defending the Third Party Claim. In the event that such Queen's Counsel is of the opinion that there is a reasonable prospect of successfully defending the Third Party Claim, the Purchasers will not be entitled to refuse to comply with the relevant request on the grounds that defence is unlikely to succeed. In the event that such Queen's Counsel is of the opinion that there is no reasonable prospect of successfully defending the Third Party Claim, the Vendors will not be so relieved of such liability.

     9.7 For the avoidance of doubt, should the Purchasers fail to give notice of a claim as soon as reasonably practicable as required by Clause 9.1, the relevant Vendors shall (without prejudice to paragraphs 4 and 5 of Part 6 of the Schedule) not be absolved or released of liability but shall be entitled to claim a reduction (up to 100%) in liability they would otherwise have, to the extent that they are prejudiced by the delay of the Purchasers.

10.  PROTECTION OF GOODWILL

     10.1 Each of the Covenantors hereby undertakes to the Purchaser with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of each of the Target Group Companies and as a constituent part of the Agreement for the sale of the Sale Shares that he will not and that he will procure that none of his Connected Persons will:

          10.1.1 in the Territory for the Relevant Period next following the date of this Agreement directly or indirectly and whether for their own account or in partnership with another or others or as agent for another or others engage in or be concerned with or interested in (except as the holder for investment of securities dealt on a stock exchange and not exceeding 3% in nominal value of the securities of any class) or provide financial, technical or other support to any business which competes directly or seeks to compete directly with any business carried on by any of the Target Group Companies at the date of this Agreement. For the purposes of this Clause 10 the parties agree that the business carried on by the Target Group Companies at the date of this agreement shall without prejudice to the foregoing generality be deemed to include the following: the design, manufacture and supply of products for use in the drilling and completion of oil and gas wells as follows: PDC Drill Bits, Drill Shoe, Slick Sleeve, Reamer Shoe, Gauge Alert and Diamond Blade Stabiliser;

          10.1.2 except to the extent required by law not at any time following the date of this Agreement divulge to any person or otherwise make use of any secrets, trade secrets, confidential knowledge or information concerning the business, finance or affairs of any of the Target Group Companies.

          10.1.3 (without prejudice to the generality of the provisions contained in Clauses 10.1.1 and 10.1.2 of this Clause) for the Relevant Period next following the date of this Agreement directly or indirectly solicit, interfere with or endeavour to entice away from any of the Target Group Companies any person who is a director or employee of any such company engaged in its management or the management of any of its branches or in a sales capacity or otherwise in a commercially sensitive position (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) nor knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such person;

          10.1.4 (without prejudice to the generality of the provisions contained in Clause 10.1.1 and 10.1.2) for the Relevant Period next following the date of this Agreement not do any act or thing likely to have the effect of causing any customer or any supplier of goods or services to any of the Target Group Companies or other person in the habit of dealing with any of the Target Group Companies to cease to deal with any of the Target Group Companies either at all or in part or on the terms on which he had previously dealt with any of the Target Group Companies or likely to have the effect of causing any person having a contract or arrangement with any of the Target Group Companies to breach, terminate or modify that contract or arrangement;

          10.1.5 not at any time following the Completion Date in connection with any business use the name of any of the Target Group Companies or the words "Brit Bit" or the initials "BBL" or any names, words or initials similar to or likely to be confused with them;

     10.2 For the purposes of clause 10.1, "Relevant Period" shall mean five years in the case of Mr Haites, two years in the case of Mr Bain and Mr Furner and one year in the case of Mr Wardley, provided that, in the case of any Covenantor (other than Mr Haites, whose Relevant Period shall remain five years) whose employment under the service agreement referred to in Part 3 of the Schedule is terminated by the employer without cause, the Relevant Period, if not already expired, shall be deemed to expire on the date of such termination.

     10.3 Each undertaking and agreement contained in this Clause 10 shall be read and construed independently of the other undertakings and agreements herein contained and if any undertaking or agreement is held to be invalid whether as an unreasonable restraint of trade or for any other reason the remaining undertakings and agreements shall continue to apply to the extent that they shall not also be held to be invalid and the undertaking or agreement which is held to be invalid shall be referred by the parties to a Queen's Counsel (to be agreed by the parties) whose opinion shall be sought as to what restriction (not imposing any wider restrictions on the parties) would be legal and valid and the parties hereby agree that such undertaking or agreement shall be altered accordingly, and the costs and expenses of the Queen's Counsel shall be borne by the Purchaser.

     10.4 The Covenantors by their execution hereof hereby agree that having regard inter alia to the price paid by the Purchaser for the Sale Shares the restrictions contained in this Clause are reasonable and necessary for the protection of the legitimate interests of the Purchaser and that having regard to those circumstances those covenants do not work harshly on them.

11.  RELEASE OF LIABILITY AND GUARANTEES

     11.1 Each Vendor hereby acknowledges and confirms that he does not have a claim on any account whatsoever against any member of the Target Group (other than (a) in respect of any unpaid salary or reimbursable expenses in respect of the month current at the Completion Date and
          (b) the amount due to Mr Furner included in the Indebtedness Statement (which the Purchaser shall procure is repaid to him at Completion)) and hereby irrevocably and with effect from Completion waive any such claim which may hereafter be or become competent and/or available to him (provided that none of the Vendors gives any such acknowledgement, confirmation or waiver in respect of any other Vendor or any other Vendor's claims).

     11.2 Each Vendor undertakes with the Purchaser to procure the unconditional and complete release of each member of the Target Group prior to Completion from all securities, charges, guarantees, undertakings and indemnities whatsoever given by each member of the Target Group in respect of any indebtedness or obligation whatsoever of that Vendor or any of his Connected Persons (other than a member of the Target Group) (provided that none of the Vendors gives any such undertaking in respect of the indebtedness or obligations of any other Vendor).

12.  EFFECT OF COMPLETION

     Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and the indemnities, covenants, representations and undertakings (including for the avoidance of doubt the warranties, representations and undertakings given by the Purchasers in Clause 8) contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

13.  REMEDIES AND WAIVERS

     13.1 No delay or omission by any party in exercising any right, power or remedy provided under this Agreement or any other documents referred to in it shall:

          13.1.1 impair such right, power or remedy; or

          13.1.2 operate as a waiver thereof.

     13.2 The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.  ASSIGNATION

     14.1 The rights of the Vendors under this Agreement shall not be assignable without the written consent of the Purchaser, except that Scottish Enterprise shall be entitled to assign its rights under this Agreement to a member of the Scottish Enterprise Group without any such consent.

     14.2 The rights and obligations of the Purchasers under this Agreement and under the Tax Deed (the "Rights") may be assigned by the Purchasers without the consent of the Vendors provided that such assignee undertakes in writing to the Vendors to be bound by and to perform all of the obligations of the assignor under this Agreement.

     14.3 The Rights shall if assigned be enforceable by the assignee in accordance with the terms of this Agreement and the Tax Deed which shall be entitled to the full benefit of any indemnity, warranty, representation or undertaking in favour or expressed to be in favour of the Purchasers but every such party shall be subject to all limitations and restrictions on the Purchasers set out therein.

15.  FURTHER ASSURANCE

15.1 Each Vendor shall from time to time, on being required to do so by the Purchaser now or at any time in the future do or procure that there is done all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Purchasers as they may reasonably consider necessary for giving full effect to the provisions of Part 3 of the Schedule to this Agreement and, at the cost of the Purchaser, otherwise securing to it the full benefit of the rights, powers and remedies conferred upon it in this Agreement, provided that nothing in this clause shall require any Vendor to procure that any other Vendor does any act or executes any document.

15.2 The Warrantors hereby undertake to use their reasonable endeavours to procure within thirty days after the Completion Date either:-

     (i)  that the Malaysian Company is dissolved; or

     (ii) that the name of the Malaysian Company be changed to a name not including the acronym and name BBL Products or either of them or any combination thereof.

16.  SPECIFIC INDEMNITIES

     16.1 The Warrantors hereby jointly undertake to indemnify and keep indemnified the Purchaser (for itself and as agent and/or trustee for each Target Group Company) from and against all actions, proceedings, losses, damages, liabilities, claims, costs and expenses whatsoever which may be sustained or suffered by the Purchaser and/or any member of the Target Group in respect of:-

          16.1.1 the amount of the Indebtedness exceeding the amount shown in the Final Indebtedness Statement.

          16.1.2 the following claims against members of the Target Group:-

               16.1.2.1 any claim arising from the failure by any member of the
                    Target Group to obtain planning permission or a building warrant or landlord's consent for or relating to any alterations carried out by any member of the Target Group to units 2, 3, 4, 6 and 9 Logman Centre, Greenbank Crescent, East Tullos, Aberdeen.

          16.1.3 any claim against any Member of the Target Group or against the Purchaser relating in any way to the Malaysian Company or the Venezuelan Company or any former members of the Target Group.

          16.1.4 all stamp duty, penalties, costs and expenses whatsoever which may be sustained or suffered by the Purchaser and/or any member of the Target Group in respect of the transfer to the Target of the one fully paid ordinary share in BBL Australia registered in the name of Yvonne Yolanta Furner.

17.  SECURITIES LAW MATTERS

     17.1 The Vendors recognise and understand that the Weatherford Shares will not, except as expressly provided in the Registration Rights Agreement, be registered under the Securities Act or under the securities laws of any other jurisdiction (the "Securities Laws") and may not be offered or sold in the United States or to U.S persons (as defined in Regulation S under the Securities Act) unless the Weatherford Shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available. The Weatherford Shares are not being so registered in reliance upon exemptions from the Securities Act and the Securities Laws which are predicated, in part, on the representations, warranties and agreements of the Vendors contained herein.

     17.2 Each Vendor represents and warrants that (i) all offers and sales of the Weatherford Shares by such Vendor prior to the expiration of a one year distribution compliance period shall be made only in accordance with Regulation S under the Securities Act, pursuant to registration of the Weatherford Shares under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, (ii) he will not engage in hedging transactions with respect to the Weatherford Shares prior to the expiration of a one year distribution compliance period unless in compliance with the Securities Act and (iii) he is a non-U.S. person (as defined in Regulation S) outside the United States (as defined in

          Regulation S) acquiring the Weatherford Shares in compliance with Regulation S under the Securities Act (provided that no such representation or warranty is given by any Vendor in respect of any other Vendor).

     17.3 The Vendors acknowledge that the certificates representing the Weatherford Shares will be imprinted with the following legend, the terms of which are specifically agreed to:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE SECURITIES LAWS OF ANY JURISDICTION, IN RELIANCE UPON EXEMPTION FROM REGISTRATION REQUIREMENTS. WITHOUT SUCH REGISTRATION, SUCH SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT (A) UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER, (B) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT OR (C) THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER. PRIOR TO ANY TRANSFER PURSUANT TO CLAUSE (B) ABOVE, THE HOLDER MUST FURNISH TO THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION

          AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

          Each Vendor understands, acknowledges and agrees that appropriate stop transfer notations will be placed in the records of Weatherford and with its transfer agents in respect of the Weatherford Shares to be issued to the Vendors and that Weatherford will refuse to register any transfer of the Weatherford Shares not made in accordance with Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration. Weatherford agrees that any Weatherford Shares sold pursuant to an effective registration statement, including a registration statement filed pursuant to the Registration Rights Agreement or under the Securities Act, shall have the above legend removed to permit the closing of the sale within three Business Days of written notice of the sale and certification by the Vendor that the sale was made pursuant to the plan of distribution described in the registration statement and the prospectus delivery requirements under the Securities Act were fully complied with in connection with the sale.

18.  NOTICES

     18.1 All notices, requests, demands or other communications to or upon the parties shall be in writing and shall be given by delivery, by fax, by overnight courier, by being sent by first class recorded mail posted in the United Kingdom or by e-mail:

          18.1.1 in the case of the Purchasers to their respective registered offices herein stated or to such other address in the United Kingdom as either of them may from time to time notify to the Vendors for such purposes;

          18.1.2 in the case of the Vendors, it shall be sufficient to serve notice on them at the addresses set out in this Agreement or to such other address as they may from time to time notify to the Purchaser for such purposes;

     18.2 Any such notice, request, demand or communication shall:

          18.2.1 if delivered personally, be deemed to have been received at the time of such delivery or if delivery is not on a Business Day on the Business Day following such delivery;

          18.2.2 if sent by fax, be deemed to have been received the date of transmission provided always that, in the event of a fax being received after 5.00 p.m. local time on the date of transmission, such fax will be deemed to have been received at 9.00 a.m. on the Business Day next following the date of transmission;

          18.2.3 if sent by overnight courier, unless it has actually been received on the day or day after it was despatched, it will be deemed to have been received on the second Business Day after the date on which it is despatched;

          18.2.4 if given by first class recorded mail posted in the United Kingdom, be deemed to have been received on the second (or fourteenth in the case of Mr Furner) Business Day occurring after the date of posting.

          18.2.5 if sent by e-mail, be deemed to have been received on the date stipulated on the certificate obtained from the sender's computer system confirming that the e-mail was sent to the correct e-mail address, provided always that where said certificate indicates the e-mail was sent after 5.00pm local time, the e-mail will be deemed to have been received on the first Business Day after the date appearing on the certificate.

     18.3 All notices or communications to the Purchaser shall be clearly marked on the exterior and on the first page "For the urgent attention of the Company Secretary" and shall be copied to the Purchaser's Solicitors clearly marked on the exterior and on the first page "For the urgent attention of Roderick Bruce".

     18.4 All notices or communications to any of the Vendors or the Warrantors shall be copied to Paull & Williamsons, 6 Union Row, Aberdeen, AB10 1DQ and marked "For the urgent attention of Gordon Buchan", and in the case of Mr Furner, to KPMG Legal, GPO Box A29, Pert WA 6837 and marked "For the urgent attention of Andre [Sweidan]".

19.  ANNOUNCEMENTS

     Except as required by law or by the rules of any stock exchange or other regulatory authority or taxation authority, whether or not having the force of law no announcement, disclosure or circular concerning or in connection with the existence or the subject matter of this Agreement or any ancillary transaction shall be made or issued by or on behalf of any party hereto without the prior written consent of the others (which consent shall not be unreasonably withheld and which shall be given in the case of Scottish Enterprise if made in accordance with its normal reporting and public accounting procedures).

20.  COSTS AND EXPENSES

     20.1 The parties shall each pay their own costs in connection with the preparation and negotiation of this Agreement and in preparing and negotiating this Agreement and any other documents referred to in this Agreement. For the avoidance of any doubt the Purchaser shall be responsible for payment of any stamp duty or equivalent tax or levy in any other jurisdiction on this Agreement and on the transfers of the Sale Shares to be effected hereunder.

     20.2 The Warrantors jointly represent and undertake to the Purchaser that no costs or expenses relating to the sale of the Sale Shares have been incurred, assumed or borne by any Target Group Company.

     20.3. The Vendors hereby jointly agree with and covenant to the Purchaser to pay to the Purchaser forthwith upon the Purchasers' written demand an amount equal to:-

          20.3.1 any stamp duty and/or stamp duty reserve tax; and

          20.3.2 any costs and expenses (including costs and expenses incurred in the making of any application for a stamp duty exemption (whether or not such application is successful) reasonably and properly incurred), in either case arising in connection with or by reference to any transfer of shares in the Target from the Purchaser to Weatherford UK Limited (whether such transfer occurs directly or indirectly via transfers to or by any subsidiaries of the Purchaser) provided always that the Purchaser undertakes to ensure (a) that, as far as is reasonably practicable, any relevant application for stamp duty exemption will be made in the appropriate manner, (b) that any relevant transfer and any relevant application will be made within 12 calendar months of Completion, and (c) that any relevant transfer shall be between companies which are associated within the meaning of Section 42 Finance Act 1930.

21.  INVALIDITY

     If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

     21.1 the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

     21.2 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

22.  GENERAL

     Interest will run on any sums payable by the Vendors and the Purchasers under or in connection with this Agreement at the Rate from the due date for payment until paid.

23.  ENTIRE AGREEMENT

     This Agreement, the Tax Deed, the Registration Rights Agreement, the Disclosure Letter and the other documents to be delivered at Completion in accordance with Part 3 of the Schedule contain the entire agreement between the parties or any of them with respect to the transactions contemplated in this Agreement and shall (save where there has been a fraudulent misrepresentation) supersede all prior proposals, representations, agreements and negotiations relating thereto, whether written, oral or implied, between the parties or any of them or their respective advisers or any of them and no modification or alteration of this Agreement or the Tax Deed shall be enforceable except by an amendment in writing duly executed by all the parties hereto or, in the case of a waiver, duly executed by the party waiving compliance.

24.  GOVERNING LAW AND JURISDICTION

     This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in all respects in accordance with the law of

     Scotland and each of the parties hereto hereby prorogates the non-exclusive jurisdiction of the Court of Session as regards any claims or matters arising hereunder: IN WITNESS WHEREOF these presents consisting of this and the preceding pages together with the Schedule extending to ten Parts annexed hereto are executed as follows:-

They are subscribed by BINNERT RUERD HAITES as undernoted:-

/s/ Binnert Ruerd Haites                        Witness         /s/ A.J. Byrne
Binnert Ruerd Haites
                                                Full Name       Anthony J. Byrne
At Aberdeen

                                                Address         11 Walker St.
On 3 July 2001
                                                                Edinburgh

They are subscribed by JAMES BAIN as undernoted:-

/s/ James Bain                                  Witness         /s/ A.J. Byrne
James Bain
                                                Full Name       Anthony J. Byrne
At Aberdeen

                                                Address         11 Walker St.
On 3 July 2001
                                                                Edinburgh

They are subscribed by MICHAEL WARDLEY as undernoted:-

/s/ Michael Wardley                             Witness         /s/ A.J. Byrne
Michael Wardley
                                                Full Name       Anthony J. Byrne
At Aberdeen

                                                Address         11 Walker St.
On 3 July 2001
                                                                Edinburgh

They are subscribed by BINNERT RUERD HAITES as Attorney for and on behalf of STEPHEN REDGRAVE as undernoted:-

/s/ Binnert Ruerd Haites                        Witness         /s/ A.J. Byrne
Binnert Ruerd Haites
Attorney                                        Full Name       Anthony J. Byrne
At Aberdeen
                                                Address         11 Walker St.
On 3 July 2001
                                                                Edinburgh


They are subscribed by GORDON ANDREW BUCHAN as Attorney for and on behalf of INTELLI INVESTMENTS LIMITED as undernoted:-

/s/ Gordon A. Buchan                            Witness         /s/ A.J. Byrne
Gordon Andrew Buchan
Attorney                                        Full Name       Anthony J. Byrne

                                                Address         11 Walker St.

At Aberdeen                                                     Edinburgh
On 3 July 2001


They are subscribed by NEIL ANDREW ABERCROMBIE SIMPSON as undernoted:-

/s/ N.A.A. Simpson                              Witness         /s/ A.J. Byrne
Neil Andrew Abercrombie Simpson
                                                Full Name       Anthony J. Byrne
At Aberdeen

                                                Address         11 Walker St.
On 3 July 2001
                                                                Edinburgh


They are subscribed for and on behalf of SCOTTISH ENTERPRISE as undernoted:-

/s/ Robert Miller                               Witness       /s/ Norman Thomson
Authorised Signatory
                                                Full Name         Norman Thomson

Full name (BLOCK CAPITALS)                      Address      120 Bothwell Street

At Aberdeen                                                  Glasgow
On 3 July 2001

They are subscribed by RUSSELL ERIC FURNER as undernoted:-
/s/ Illegible

As Attorney                                     Witness         /s/ A.J. Byrne
Russell Eric Furner
                                                Full Name       Anthony J. Byrne
At Aberdeen

                                                Address         11 Walker St.
On 3 July 2001
                                                                Edinburgh

They are subscribed for and on behalf of WEATHERFORD INTERNATIONAL, INC. as undernoted:-
/s/ R.L. Bruce as attorney for
Weatherford International, Inc.                 Witness         /s/ A.J. Byrne

                                                Full Name       Anthony J. Byrne
RODERICK LAWRENCE BRUCE
Full name (BLOCK CAPITALS)                      Address         11 Walker St.

At Aberdeen                                                     Edinburgh
On 3 July 2001


They are subscribed for and on behalf of WEATHERFORD AUSTRALIA Pty LIMITED as undernoted:-
/s/ R.L. Bruce as attorney for
Weatherford Australia Pty Ltd.                  Witness         /s/ A.J. Byrne

                                                Full Name       Anthony J. Byrne
RODERICK LAWRENCE BRUCE
Full name (BLOCK CAPITALS)                      Address         11 Walker St.

At Aberdeen                                                     Edinburgh
On 3 July 2001

                                            THIS IS THE SCHEDULE IN ____ PARTS
                                            REFERRED TO IN THE FOREGOING SALE
                                            AND PURCHASE AGREEMENT AMONG
                                            SCOTTISH ENTERPRISE, BINNERT RUERD
                                            HAITES AND OTHERS, RUSSELL FURNER,
                                            WEATHERFORD AUSTRALIA PTY. LIMITED
                                            AND WEATHERFORD INTERNATIONAL, INC.
                                            DATED ____ 2001


                                    SCHEDULE

                                     PART 1A

                            [TARGET GROUP STRUCTURE]



--------------------------------------------------------------------------------
                  GROUP COMPANIES                             % OWNED BY TARGET
--------------------------------------------------------------------------------
BBL Downhole Tools Limited                                                 100
(of which BBL Downhole Tools Inc. is a 100% subsidiary)
--------------------------------------------------------------------------------
BBL Eastern Canada Incorporated                                            100

--------------------------------------------------------------------------------
BBL Australia Pty Limited                                                  50

--------------------------------------------------------------------------------

                                    SCHEDULE

                                     PART 1B

                                   THE TARGET


NAME:                        Brit Bit Limited

NUMBER:                      SC107712

DATE OF INCORPORATION:       20th November 1987

REGISTERED OFFICE:           Investment House, 6 Union Row,  Aberdeen, AB10  1DQ
                             Authorised:  10% Cumulative                                 279,450
AUTHORISED AND ISSUED                     Redeemable Preference
SHARE CAPITAL:                            Shares - First of L1 each

                                      -   10% Cumulative                                  65,700
                                          Redeemable Preference
                                          Shares - Second of L1 each

                                      -   Cumulative Convertible                          40,000
                                          Participating Preferred
                                          Ordinary Shares of L1 each

                                      -   Cumulative Convertible                         117,000
                                          Participating Preferred
                                          Ordinary Shares of L0.50 each

                                      -   Cumulative Convertible                         198,000
                                          Participating Preferred
                                          Ordinary Shares of L0.3333 each

                                      -   Ordinary Shares of L1.00                        62,500

                                      -   Ordinary Shares of L0.50                       161,100

                                      -   Ordinary Shares of L0.3333                     147,000

                                      -   Ordinary Shares of L0.15                     1,000,000

                             Issued:  -   CRP L1                                         279,450

                                      -   CRSP L1                                         65,700

                                      -   CCPPO L1                                        40,000

                                      -   CCPPO 50p                                      117,000

                                      -   CCPPO 33.33p                                   198,000

                                      -   Ordinary L1                                     62,500

                                      -   Ordinary 50p                                   161,100

                                      -   Ordinary 33.33p                                147,000

                                      -   Ordinary 15p                                  [949,006]

DIRECTORS:

                             Binnert Ruerd Haites
                             Neil Andrew Abercrombie Simpson

SECRETARY:                   Paull & Williamsons

ACCOUNTING REFERENCE DATE:   31st March

AUDITORS:                    Acumen Accountants and Advisors Limited

CHARGES: Bond and Floating Charge in favour of Bank of Scotland dated 2 June 1988 and registered 8 June 1988

                                    SCHEDULE

                                     PART 1C

                    SHAREHOLDINGS IN TARGET AND BBL AUSTRALIA


          (1)                    (2)                (3)                 (4)               (5)              (6)             (7)

                                                                                                         NUMBER OF
                                                                                     PERCENTAGE OF     WEATHERFORD
SHAREHOLDER                    ADDRESS         CLASS OF SHARE       NUMBER HELD      CONSIDERATION        SHARES          CASH

Binnert Ruerd Haites       32 Cairn Road,         CCPPO L1             20,000            57.93%          218,487               0
                             Bieldside,            CRP L1              35,000
                              Aberdeen          Ordinary L1            44,602
                              AB15 9AL         Ordinary L0.50         130,708
                                                CCPPO L0.50            58,500
                                                  CRSP L1              57,503
                                              Ordinary L0.3333        138,033
                                               CCPPO L0.3333           63,000
                                               Ordinary L0.15         666,667

James Bain                   20 Westpark       Ordinary L0.15          94,494             4.66%           13,551         220,844
                              Crescent,
                              Westpark,
                            Inverbervie,
                           Kincardineshire

Michael Thomas Wardley     Northill House,     Ordinary L0.15          38,674             1.91%            6,935          14,000
                           Northill Park,
                            Laurencekirk,
                           Kincardineshire

Stephen Redgrave            Hogholm Farm,       Ordinary L1             9,875             2.38%            8,990               0
                              Kintore,         Ordinary L0.50          28,860
                             Inverurie,           CRSP L1               7,765
                            Aberdeenshire     Ordinary L0.3333          7,350
                              AB51 0UQ

Intelli Investments       29 Rutland Square     Ordinary L1             8,023             0.56%            1,620          26,406
Limited                       Edinburgh        Ordinary L0.50           1,532
                             Midlothian           CRSP L1                 432
                               EH1 2BW        Ordinary L0.3333          1,617

Scottish Enterprise         120 Bothwell          CCPPO L1             20,000            15.58%           45,331         738,751
                               Street              CRP L1             214,450           ------
                               Glasgow          CCPPO L0.50            58,500
                                               CCPPO L0.3333          135,000

Neil Andrew               Burn O'Daff Farm         CRP L1              30,000             7.82%           29,495               0
Abercrombie                    Downies         Ordinary L0.15         149,171
Simpson                      Portlethen
                              Aberdeen
                              AB12 4QX

Russell Eric Furner         49 Castlecrag       One Ordinary                1             9.17%           34,590               0
                                Drive            share of 1
                              Kallaroo       Australian Dollar
                              Australia       in BBL Australia

                                    SCHEDULE

                                     PART 2A

                                THE UK SUBSIDIARY


NAME:                        BBL Downhole Tools Limited

NUMBER:                      SC187373

DATE OF INCORPORATION:       6 July 1998

REGISTERED OFFICE:           Investment House, 6 Union Row, Aberdeen, AB10 1DQ

AUTHORISED AND ISSUED        Authorised:  L11,111 made up by 1,111 Ordinary
                                          Shares of L1

SHARE CAPITAL:               Issued:      L10,000 made up by 10,000 Ordinary
                                          Shares of L1

DIRECTORS:                   James Bain
                             Binnert Ruerd Haites

SECRETARY:                   Paull & Williamsons

ACCOUNTING REFERENCE DATE:   31st March

AUDITORS:                    Acumen Accountants and Advisors Limited

CHARGES: Floating Charge in favour of Bank of Scotland dated 8 June 2000 and registered 14 June 2000.

SHAREHOLDER:                 100% held by Brit Bit Limited

                                     PART 2B

                             THE NON-UK SUBSIDIARIES


NAME:                        BBL Aust. Pty Limited

NUMBER:                      070 264 998

DATE OF INCORPORATION:       18 October 1995

REGISTERED OFFICE:           C/o Owen & Plaistowe, 1st Floor, 255 Beaufort
                             Street, Perth, Australia

AUTHORISED AND ISSUED        Authorised:
                             100,000,000 Ordinary Shares of $1
                             10,000 A Class Shares of $1
                             10,000 B Class Shares of $1.75
                             10,000 C Class Shares of $1.50
                             10,000 D Class Shares of $1.25
                             10,000 E Class Shares of $1
                             10,000 F Class Shares of $0.75
                             10,000 G Class Shares of $0.50
                             10,000 H Class Shares of $0.25
                             10,000 I Class Redeemable Preference Shares of $1

SHARE CAPITAL:               Issued:  2 Ordinary Shares of $1 each

DIRECTORS:                   Russell Eric Furner
                             Yvonne Yolanta Furner

SECRETARY:                   Russell Eric Furner

SHAREHOLDER:                 1.   Yvonne Yolanta Furner in trust for
                                  Brit Bit Limited 50%

                             2.   Russell Eric Furner 50%

TAX JURISDICTION:            Australia



NAME:                        BBL Downhole Tools Inc

NUMBER:                      01590160

DATE OF INCORPORATION:       13 July 2000

REGISTERED OFFICE:           8584 Katy Freeway, Suite 435, Houston, Texas

AUTHORISED AND ISSUED        Authorised: 1,000,000 Common Shares of $1 each

SHARE CAPITAL:               Issued: 1,000 Common Shares of $1 each

DIRECTORS:                   James Bain
                             Binnert Ruerd Haites

SECRETARY:                   Binnert Ruerd Haites

SHAREHOLDER:                 100% held by BBL Downhole Tools Limited

TAX JURISDICTION:            United States



NAME:                        BBL Eastern Canada Incorporated

NUMBER:                      3024047

DATE OF INCORPORATION:       5 November 1998

REGISTERED OFFICE:           Suite 1100-1959 Upperwater Street, Halifax,
                             Nova Scotia

AUTHORISED AND ISSUED        Authorised: 40,000 Common Shares (no nominal/par
                             value)

SHARE CAPITAL:               Issued: 1 Common Share (no nominal/par value)

DIRECTORS:                   Binnert Ruerd Haites
                             Paul Alan Brown

SECRETARY:                   Paul Alan Brown

SHAREHOLDER:                 100% held by Brit Bit Limited

TAX JURISDICTION:            Canada

                         SCHEDULE COMPLETION OBLIGATIONS

                                     PART 3

1.       A.       Scottish Enterprise and each of the  Target Shareholders shall
                  (each for his own part only and subject to performance by the Purchaser of its obligations under paragraph 3 below) deliver to the Purchaser:

         1.1 duly executed transfer in favour of the Purchaser of the relevant Target Shares held by him together with the share certificate for such Target Shares (or in the case of any lost certificate an indemnity in the Agreed Form in relation to
                  it);

         1.2 irrevocable powers of attorney of the Target Shareholders (but not Scottish Enterprise) in the Agreed Form;

         B. The Warrantors shall (subject to performance by the Purchaser of its obligations under paragraph 3 below) deliver to the
                  Purchaser:

         1.3      a counterpart of the Tax Deed duly executed by the Warrantors;

         1.4 the seals, certificates of incorporation (and, if applicable, certificates of incorporation on change of name) and statutory books of each of the UK Companies duly written up to date;

         1.5 a counterpart of the Disclosure Letter duly executed by the Warrantors;

         1.6 to the extent not already in the possession of the relevant Target Group Company, all bank books, cheque books and bank statements, sales ledgers, statutory books and other books of account relating to the business of each Target Group Company other than BBL Australia and its subsidiary;

         1.7 written resignations and releases in the Agreed Form from all directors resigning as director (but not employee) of the Target Group Companies (other than BBL Australia and its subsidiary) and releasing the Target Group from all claims and rights of action whether by way of compensation, remuneration, redundancy payment or otherwise resulting from such resignations;

         1.9 written resignations and releases in the Agreed Form from the Vendors' Solicitors (or any other company secretary as the case may be) resigning office as secretary of each Target Group Company in respect of which they hold that office.

         1.10     the Indebtedness Statement.

         1.11     executed Forms 419a in respect of the Floating Charges.

2.       Upon completion of the matters specified in paragraph 1 :-

         2.1 Mr Haites shall enter into a service agreement with Weatherford UK Limited (or any of its associated companies) in the Agreed Form.

         2.2 Mr Wardley and Mr Bain shall into service agreements with Weatherford UK Limited (or any of its associated companies)in the Agreed Form.

3. Upon completion of the matters specified in paragraphs 1 and 2 Weatherford shall:

         3.1 deliver to the Warrantors a counterpart of the Tax Deed duly executed by the Purchaser;

         3.2 deliver to the Vendors certified copy board minutes of the Purchaser approving the entry into and performance of this Agreement;

         3.3 cause there to be issued to the Target Shareholders and Scottish Enterprise the number of Weatherford Shares to which they are entitled under the terms of this Agreement in such name or names as may be requested in writing by the Target Shareholders and Scottish Enterprise and shall deliver certificates to the Vendors' Solicitors on behalf of the Target Shareholders and Scottish Enterprise.

         3.4 pay by telegraphic transfer to the Vendors' Solicitors Account the aggregate of the cash sums set opposite the names of the Target Shareholders and Scottish Enterprise in column 7 of
                  Part 1C of the Schedule.

         3.5 deliver to the Vendors a counterpart of the Registration Rights Agreement duly executed by the Purchaser .

         3.6 deliver to the agreed employees letters in the Agreed Form in terms of which the Target agrees to pay retention/stay bonuses to the agreed employees in an aggregate amount of L500,000.

         3.7 grant to Mr Haites, Mr Bain and Mr Wardley a total of 115,000 stock options pursuant to option agreements in the Agreed Form.

         3.8 procure that the respective Target Group Companies enter into the service agreements referred to in paragraph 2 above.

         3.9 procure that Mr Haites is unconditionally released and discharged from the guarantee given by him in favour of the Bank of Scotland in respect of the indebtedness of the Target Group.

4. Upon completion of the matters specified in paragraphs 1, 2 and 3, the Target Shareholders shall cause board meetings of each Target Group Company other than BBL Australia and its subsidiary to be held at which:

         4.1 persons nominated by the Purchaser shall be appointed as additional or replacement directors and/or secretaries (as the case may be);

         4.2 all existing bank mandates shall be revoked and new mandates in relation to each account maintained by a Target Group Company other than BBL Australia and its subsidiary (giving authority to such persons as the Purchaser may require) shall be approved;

         4.3 the transfers referred to in paragraphs 1.1 shall (subject only to stamping) be approved.

5. Conditional upon completion of the matters specified in paragraphs 1, 2, 3 and 4, Mr Furner shall (subject to performance by the Australian Purchaser of its obligations under paragraph 7 below) deliver to the
         Purchaser:

         5.1 a duly executed transfer and share certificate in respect of the Minority Interest in favour of the Australian Purchaser, together with a waiver from the Target of any and all pre-emption rights;

         5.2      an irrevocable power of attorney of Mr Furner in the Agreed
                  Form;

         5.3 to the extent not already in the possession of BBL Australia, all bank books, cheque books and bank statements, sales ledgers, statutory books and other books of account relating to the business of BBL Australia and its subsidiary;

         5.4 written resignations and releases in the Agreed Form from all directors resigning as director and/or secretary (but not employee) of BBL Australia or its subsidiary and releasing the Target Group from all claims and rights of action whether by way of compensation, remuneration, redundancy payment or otherwise relating to such resignations.

6. Upon completion of the matters specified in paragraph 5, Mr Furner shall enter into a service agreement with the Australian Purchaser (or any of its associated companies) in the Agreed Form.

7. Upon completion of the matters specified in paragraphs 5 and 6, Weatherford shall:

         7.1 on behalf of the Australian Purchaser cause there to be issued to Mr Furner the number of Weatherford Shares to which he is entitled under the terms of this Agreement in such name or names as may be requested in writing by Mr Furner and shall deliver certificates to the Furner Agents on behalf of Mr Furner;

         7.2 on behalf of the Australian Purchaser cause there to be paid by telegraphic transfer to the Furner Agents Account the cash sum set opposite Mr Furner's name in column 7 of Part 1C of the Schedule;

         7.3 grant to Mr Furner 15,000 stock options pursuant to an option agreement in the Agreed Form;

         7.3 procure that the Australian Purchaser will enter into the service agreement referred to in paragraph 6 above.

8. Upon completion of the matters specified in paragraphs 5, 6 and 7, the Target Shareholders shall cause board meetings of BBL Australia and its subsidiary to be held at which:-

         8.1 persons nominated by the Australian Purchaser shall be appointed as additional or replacement directors and/or secretaries (as the case may be);
         8.2 all existing bank mandates shall be revoked and new mandates in relation to each account maintained by BBL Australia and its subsidiary (giving authority to such persons as the Purchaser may require) shall be approved;

         8.3 the transfers referred to in clause 5.1 shall (subject only to stamping) be approved.

                                    SCHEDULE

                                     PART 4

                         FORM OF INDEBTEDNESS STATEMENT


INDEBTEDNESS STATEMENT

                                                                $
        INDEBTEDNESS

        Bank Overdraft and Loans
        (per Appendix A - Column 1)

        Creditors > 60 days (1)
        (per Appendix B)

        Debt Factoring

        Acceptance or Documentary Credits

        Debentures

        Loans
         - Russell Furner Loan
         - Diamond Europ

        Loan Stocks

        Bonds, Notes, Bills of Exchange

        Hire Purchase Commitments
        (per Appendix C)

        Finance Leases

        Discounted Debts

        Assets Purchased on Deferred Terms

        Cheques Drawn / Telegraphic Transfers
        (per Appendix A - Columns 2 & 3)

        [Directors Loans]

        [unaccrued interest on non-bank debt]

        LESS

        Cash
        (per Appendix E)

        Cheques Received / Telegraphic Transfers
        (per Appendix A - Columns 4 & 5)

        WFT Debtors > 60 days
        (per Appendix G)

                                                            -----------
        TOTAL INDEBTEDNESS
                                                            ===========
        together with Appendices A to G in the Agreed Form
        (1)   Less Diamondeurop consignment stock

                                    SCHEDULE

                                     PART 5

                                   WARRANTIES

                           PART 5A - TITLE WARRANTIES

1.       CAPACITY AND TITLE WARRANTIES

         1.1 Each of the Vendors is entitled to sell and transfer the full legal and beneficial ownership in their respective Sale Shares (which represent his entire shareholding in the Target Group) to the Purchaser on the terms set out in this Agreement.

         1.2 Each of the Vendors has the necessary power, authority and capacity to enter into and perform this Agreement and Agreement constitutes valid and binding obligations of each of the Vendors in accordance with its terms.

         1.3 The execution and delivery of, and the performance by the Vendors (or any of them) of their obligations under this Agreement will not:-

                  (a) result in a breach of, or constitute a default under, any instrument to which the Vendors (or any of them) are a party or by which the Vendors are bound; or

                  (b) result in a breach of any order, judgement or decree of or undertaking to any court or Government Body to which the Vendors (or any of them) are bound.

         1.4 There is no option, right to acquire, restriction, mortgage, charge, pledge, lien or other form of security or encumbrance or other form of agreement (whether present, future, conditional or otherwise) (including conversion rights and rights of pre-emption) on, over or affecting any of the Sale Shares or the right of the Vendors (or any of them) to transfer their Sale Shares and there is no agreement or commitment to give or create any of the foregoing, and no claim has been made by any person to be entitled to any of the foregoing.

                          PART 5B - GENERAL WARRANTIES

1.       CAPACITY AND TITLE WARRANTIES

1.6 The Sale Shares constitute the entire issued share capital of the Target and one-half of the issued share capital of BBL Australia.

1.7 Each of the Warrantors has the necessary power, authority and capacity to enter into and perform the Tax Deed.

1.8 There is no option, right to acquire, restriction, mortgage, charge, pledge, lien or other form of security or encumbrance or other form of agreement (whether present, future, conditional or otherwise) (including conversion rights and rights of pre-emption) on, over or affecting any unissued shares, debentures or other securities of any of the members of the Target Group.

1.9 The whole of the issued share capital of each Subsidiary is beneficially and legally owned by and registered in the name of a member of the Target Group.

1.10 The information set out in Parts 1 and 2 of the Schedule is true and accurate in all respects.

1.11     (a)      The Target is beneficially entitled to the one fully paid
                  ordinary share in BBL Australia, registered in the name of Yvonne Yolanta Furner, free of any lien, charge, encumbrance or other adverse claim or interest;

         (b) Yvonne Yolanta Furner holds the one fully paid ordinary share in BBL Australia, registered in her name on a bare trust for the Target and has done so since the date on which the share was issued to Yvonne Yolanta Furner in her name; and

         (c) The Target has a presently enforceable and unconditional right to the one fully paid ordinary share in BBL Australia, registered in the name of Yvonne Yolanta Furner.

2.       THE ACCOUNTS

         2.1 The Accounts of the UK Companies comply with the requirements of the Companies Acts and all relevant statutory instruments, have been prepared in accordance with applicable UK accounting standards and give a true and fair view of the assets and liabilities of the Target Group at the Accounts Date and of its results for the financial period ending on the Accounts Date. The Accounts of BBL Australia comply with the requirements of the Corporations Law and all relevant statutory instruments, have been prepared in accordance with applicable Australian accounting standards and Corporation Regulations and give a true and fair view of the financial position of BBL Australia at the Accounts Date and of its performance for the financial period ending on the Accounts Date

         2.2 All redundant and obsolete stock (which expression includes raw materials and work in progress) as at the Accounts Date was wholly written off in the Accounts, all items of stock which are unsaleable or which are the subject of any dispute with a supplier or customer were written down in the Accounts in accordance with generally accepted accounting principles and practices; any slow-moving stock included in the Accounts was written down appropriately; the value attributed to the remaining stock included in the Accounts did not exceed the lower of cost or net realisable value as at the Accounts Date; and the stock included in the Accounts was in the aggregate saleable in the ordinary course of trading at not less than the value shown in the Accounts.

3.       ACCOUNTING RECORDS

         All the accounts, books, ledgers and other financial records of whatsoever kind of the members of the Target Group (including, without limitation, all invoices and other records required for any Taxation purposes) have been properly maintained, are in the possession of the members of the Target Group and contain reasonably accurate records of all matters required to be entered in them by the Companies Acts (in the case of the UK Companies) and the Corporations Law (in the case of BBL Australia).

4.       MANAGEMENT ACCOUNTS

         4.1 The Management Accounts were prepared using the same accounting principles and practices as used in the preparation of the Accounts (such principles and practices being applied on a basis materially consistent with the Accounts), have been prepared on a consistent basis with the management accounts of the Target Group for the twelve months ended on the Accounts Date, and disclose with reasonable accuracy the assets and liabilities of the Target Group as at the Management Accounts Date and of their results of operations for the period to which the Management Accounts relate.

         4.2 Adequate provisions for all actual and contingent liabilities which are known and all financial commitments in existence at the Management Accounts Date have been made in the Management Accounts, all in accordance with generally accepted accounting principles and practices.

         4.3 All revenue costs were accrued so as to match them as closely as possible to the related income and provided in the Management Accounts to the extent of the accrual as at the Management Accounts Date.

5.       FIXED ASSETS

         The value of the fixed assets of the Target Group in the Management Accounts was determined in accordance with the same accounting policies as those applied in the Accounts (and on the basis that each of such assets are valued at a figure no greater than the value attributed to them in the Accounts or in the case of any of such assets acquired by the members of the Target Group after the Accounts Date at a figure no greater than the lesser of cost and net realisable value) and (other than in respect of depreciation) is not less than their value on the Accounts Date as shown in the Accounts.

6.       TARGET GROUP STRUCTURE

         6.1 Other than interests in any other member of the Target Group the members of the Target Group do not have, have never had and have not agreed to acquire any interest in the share or loan capital of any body corporate.

         6.2 The members of the Target Group are not and have not at any time been and have not agreed to become partners in any partnership or members of any unincorporated association or consortium and are not and have not at any time been and have not agreed to become a party to any joint venture or joint project or enterprise and have not entered into any agreement or arrangement pursuant to which they are required to share gross or net receipts, gross or net income or any profits or gains with any other person.

         6.3 The members of the Target Group are not and have not agreed to become members, officers or shadow directors of any body corporate and nor do they have any liability or potential liability as former members, officers or shadow directors of any body corporate, partnership or unincorporated association, nor are there any circumstances which such liability could arise.

         6.4 The members of the Target Group do not have any branch, agency or place of business or any assets outside the United Kingdom.

7.       INFORMATION SUPPLIED

         7.1      The acquisition of the Sale Shares by the Purchaser:-

                  (a) will not, so far as the Warrantors are aware cause any of the members of the Target Group to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with any of the members of the Target Group not to continue to do so on the same basis as previously; and

                  (b) will not result in any present or future indebtedness of any of the members of the Target Group becoming due and payable or capable of being declared due and payable prior to its otherwise stated maturity; and

                  so far as the Warrantors are aware (having made no enquiry) the attitude or actions of clients, customers, employees and suppliers with regard to the members of the Target Group will not be prejudicially affected thereby.

8.       EVENTS SINCE THE MANAGEMENT ACCOUNTS DATE

         Since the Management Accounts Date:-

         8.1 the businesses of the members of the Target Group have been carried on in the ordinary and usual course without any interruption and so as to maintain the businesses of the members of the Target Group as going concerns; and

         8.2 there has been no adverse change in the financial or trading position of the Target Group; and

         8.3 the members of the Target Group have not acquired or disposed of any assets or assumed or incurred any commitment or any liabilities (whether actual or contingent) except in the ordinary and usual course of trading; no contract, commitment, obligation, arrangement or transaction has been entered into and no payment has been made by any of the members of the Target Group otherwise than in the ordinary course of carrying on its business and on normal commercial terms; and

         8.4 the members of the Target Group have not entered into any capital transaction as vendor, purchaser, lessor or lessee or otherwise undertaken any commitment exceeding L200,000 in aggregate; and

         8.5 no dividends, bonuses or other distributions have been declared, paid or made and no management charges, directors fees or similar have been paid or made by any of the members of the Target Group; and

         8.6 no share or loan capital of any of the members of the Target Group has been issued, redeemed, purchased or repaid by the members of the Target Group; and

         8.7 there has been no change in the policy or procedures by which any of the members of the Target Group collects its debts, no debtor has been released by any of the members of the Target Group on terms that he pays less than the face value of his debt and no debt has proved to any extent irrecoverable; and

         8.8 the members of the Target Group have paid their creditors in the ordinary and usual course of their trading.

9.       TITLE TO AND CONDITION OF ASSETS

         9.1 All assets (which for the purposes of this and the succeeding paragraphs of warranties exclude IPR) owned, held or used by the members of the Target Group are legally and beneficially owned by the members of the Target Group free from any mortgage, charge, lien or other encumbrance save for the assets disclosed as such in the DISCLOSURE LETTER as being held under an agreement for leasing, hire, hire purchase or purchase on conditional sale terms and all such assets are under the exclusive control of the members of the Target Group.

         9.2 No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any of the members of the Target Group is outstanding and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing.

         9.3 To the best of the Warrantors' knowledge and belief the members of the Target Group have not received any sum, property or benefit the payment or transfer of which is liable to be avoided, or which is liable to be recovered from them, under any rule of law and do not hold any sum, property or right as nominee, trustee or constructive trustee.

         9.4 Each member of the Target Group owns or has a contractual right to use all of the assets used to carry on its business in the manner in which it is currently carried on and each member of the Target Group has a contractual right to use all services and facilities it uses to carry on its business in the manner in which it is currently carried on.

         9.5 All assets owned or used by the members of the Target Group which are subject to a requirement of licensing or registration of ownership, possession or use are duly licensed or registered in the sole names of the members of the Target Group.

         9.6 All of the assets owned or used by the members of the Target Group are in the possession and control of such member and are in good and operable condition (fair wear and tear excepted).

10.      DEBTORS

         10.1 No part of the amounts shown in the books or accounts of the members of the Target Group in respect of debtors is represented by debts which are more than three months old or by debts arising otherwise than in the ordinary course of the members of the Target Group's business and so far as the Warrantors are aware there are no circumstances which indicate that any of the debts owing to the members of the Target Group at the date hereof and not specifically provided for in the Management Accounts may prove to be irrecoverable.

         10.2 No single debtor, taken together with any Connected Person of that debtor, owes any of the members of the Target Group an amount or amounts in aggregate greater than 5% of the total of all debts owing to any of the members of the Target Group.

11.      BANKING AND FINANCE

         11.1 The members of the Target Group have no bank, building society or other similar accounts other than those specified in the DISCLOSURE LETTER and true and accurate details of those accounts of the UK Companies at close of business on the last banking day preceding the date hereof are set out in the DISCLOSURE LETTER; the Non-UK Companies have no facilities to overdraw their respective bank accounts.

         11.2 Neither any of the members of the Target Group nor any other person has given or undertaken to give any security or guarantee for any liability of any of the members of the Target Group other than guarantees under contracts with customers given in the ordinary and usual course of trading by the Target in support of other members of the Target Group.

         11.3 The members of the Target Group are not responsible for the indebtedness of any other person (not being a member of the Target Group), and in particular but without prejudice to the generality of the foregoing are not parties to any option or pre-emption right or a party to any guarantee or suretyship or any other obligation to pay, purchase or provide funds for the payment of any indebtedness of any other person (not being a member of the Target Group).

12.      INSURANCE

         12.1 Particulars of all insurances maintained by any of the members of the Target Group are attached to the DISCLOSURE LETTER, and all premiums on all policies of insurance have been duly and punctually paid.

         12.2 No claims are outstanding under any of the members of the Target Group's insurances and so far as the Warrantors are aware, no circumstances have arisen which may give rise to any claim under the members of the Target Group's insurances.

         12.3 The members of the Target Group have not failed to disclose any material fact to any of their insurers or done or omitted to do any act or thing which may entitle the members of the Target Group's insurers to avoid liability under any of the members of the Target Group's policies of insurance or which may render any of them void or voidable.

         12.4 All the assets of the members of the Target Group of an insurable nature are and have at all material times been insured with reputable insurers in amounts representing their full replacement or reinstatement value against all risks normally insured against by prudent persons carrying on a similar business to that carried on by the members of the Target Group.

         12.5 The members of the Target Group are and have in all material times been adequately insured against accident, damage, third party loss and (with the exception of loss of profits) other risks normally insured against by prudent persons carrying on similar businesses to that carried on by the members of the Target Group.

         12.6 Details of the claims record of the Target Group for the last 3 years are attached to the DISCLOSURE LETTER.

13.      EMPLOYEES

         13.1 Save as set out in the DISCLOSURE LETTER the members of the Target Group are not parties to any written service agreements with any of their directors nor to any consultancy agreements or management services agreements or arrangements with any person nor to any contract for services to be provided to any of the members of the Target Group.

         13.2 There are no contracts of service with employees (whether or not in writing) which cannot be terminated by the members of the Target Group by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or any payment under or pursuant to their contracts of service and the members of the Target Group have not given or received notice of resignation from any employees.

         13.3 The schedule of employees annexed to the DISCLOSURE LETTER contains accurate and complete particulars of each employee's name, job description, current remuneration, age, sex, date of commencement of continuous employment (for the purposes of the Employment Rights Act 1996) and pension scheme membership and save as set out in the Disclosure Letter:-

                  (a)      there are no other employees of the Target Group
                           Companies;

                  (b) there are no terms and conditions of employment for any employee other than the members of the Target Group's written standard terms and conditions of employment as annexed to the DISCLOSURE LETTER;

                  (c) no employee receives or is entitled (contingently or otherwise) to receive any bonus or commission, variable remuneration, insurance, benefit in kind, motor vehicle for private use or other reward other than monetary wages or salary at a fixed rate or any participation rights in any equity of any member of the Target Group;

                  (d) so far as the Warrantors are aware no employee is a member of any trades union or staff association;

         13.4 The members of the Target Group have not offered or agreed to increase the remuneration or benefits of or to alter any of the terms and conditions of employment of any employee.

         13.5 No employee has given notice of termination of his contract of employment or is under notice of termination or dismissal and no arrears of salary, wages, holiday pay or any other liability of any kind (including, without limitation, redundancy payments or compensation or awards under any employment legislation or regulation or for wrongful or unfair dismissal) in respect of any employee or former employee are outstanding or remain to be discharged.

         13.6 There are no outstanding disputes, claims or legal proceedings between any members of the Target Group and any of the employees or former employees of the members of the Target Group, no such dispute is pending or threatened and there are no circumstances which may give rise to any such dispute, claim or proceedings.

         13.7 The members of the Target Group are not involved in any industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organisation or body of employees, and there are no circumstances likely to give rise to any such dispute.

         13.8 There is not outstanding any offer of a contract of employment, consultancy or other contract of services from a member of the Target Group to any person for a remuneration (excluding benefits) in excess of L50,000 per annum.

14.      CONTRACTS AND ARRANGEMENTS

         14.1 The members of the Target Group are not parties to or bound by any contracts or obligations, practices, arrangements or agreements (hereinafter collectively referred to as arrangements) outside the ordinary course of business.

         14.2 No event or omission has occurred or been permitted to arise (nor will Completion constitute such an event) which would entitle any third party to terminate prematurely any contract to which any of the members of the Target Group are parties or call in any money or enforce any obligation before the date on which payment or performance would normally be due.

         14.3 The members of the Target Group have complete and accurate records in all respects of the written terms of all material contracts to which they are parties or by which they are bound and of all oral variations to such written terms and a list of all such material contracts is attached to the Disclosure Letter.

         14.4 The terms of all contracts of the members of the Target Group have been complied with by the members of the Target Group and so far as the Warrantors are aware there are no circumstances likely to give rise to a default by the members of the Target Group or by the other parties under any such contract.

         14.5 There are no outstanding claims against any of the members of the Target Group on the part of customers or other parties in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by any of the members of the Target Group and so far as the Warrantors are aware no such claims have been threatened or are anticipated and there is no matter or fact in existence in relation to goods or services currently sold or supplied by any of the members of the Target Group which might give rise to the same.

         14.6 The members of the Target Group have no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which any of the members of the Target Group is a party and have received no written notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

         14.7 No members of the Target Group are parties to nor bound by any arrangements of a long term nature being those which cannot be terminated by the relevant member of the Target Group on three months notice or less.

         14.8 No members of the Target Group are party to any arrangements for the purchase by a member of the Target Group of any fixed assets which arrangements remain outstanding as at the Completion Date.

         14.9 There are no arrangements between a member of the Target Group and any of the Vendors or any Connected Person of any of the Vendors.

         14.10 No member of the Target Group is a party to an oral agreement other than one entered into in the ordinary course of business.

15.      COMPETITION AND FAIR TRADING

         15.1 None of the acts, omissions, practices, agreements or arrangements of any Target Group Company:-

                  (a) has infringed or infringes in any material respect any law, legislation or regulation (civil or criminal) relating to competition, restrictive trade practices, anti-trust, monopolies, merger control, fair trading or restraint of trade in any part of the world ("Competition Law") or may result in action being taken by any supra-national, governmental or quasi-governmental body or court;

                  (b) has been or should be or should have been registered with or notified to any supra-national, governmental or quasi-governmental body or court under Competition Law or liable to result in action by any supra-national, governmental or quasi-governmental body or court as a result of failure to register or notify;

                  (c) so far as the Warrantors are aware, is or has been the subject of any investigation, inquiry, proceedings, report or reference under Competition Law and there are no facts known to the Warrantors which are likely to give rise to any of the foregoing;

                  (d) is void or unenforceable in whole or in any material respect by reason of Competition Law.

         15.2 There is no undertaking or assurance given to any body or court which is binding on Target Group Company relating to any of the matters listed in paragraph (a) of the preceding warranty nor has such undertaking or assurance been requested and Group Company has not breached and is not in breach of any such undertaking or assurance.

         15.3 There is no act, notice, decision or order of any body or court which is binding on Target Group Company (other than public general legislation) relating to Competition Law and Target Group Company has not breached in any material respect and is not in any material respect in breach of any such act, notice, decision or order.

         15.4 The entering into and implementation of this Agreement is not a breach by any Target Group Company of or in relation to any Target Group Company prohibited by or likely to result in action by any body or court against any Target Group Company in relation to Competition Law.

16.      GRANTS

         No grants, subsidies and allowances have been applied for or received by any of the members of the Target Group from the European Communities or any governmental, quasi-governmental or other body (save for any of which full particulars are disclosed in the DISCLOSURE LETTER) and there are no grounds upon which any such grant, subsidy or allowance or any part thereof could be liable to be repaid or recovered whether by reason of completion of this Agreement or otherwise.

17.      INSIDER MATTERS

         17.1 There is no contract, arrangement or understanding to which any of the members of the Target Group is a party or by which it is bound which is not on normal commercial terms.

         17.2 The financial position of the members of the Target Group and their results as appearing from the Accounts or the Management Accounts were not affected by any transaction, contract or arrangement not on normal commercial terms.

         17.3 Neither the Warrantors nor any Connected Persons of the Warrantors, either individually or collectively, or with any other person or persons, have any estate, right or interest, directly or indirectly, in any business which is or is likely to be or become competitive with the business of any of the members of the Target Group or any part thereof as carried on at the Completion Date.

18.      LICENCES AND CONSENTS

         No licences, consents, permissions or approvals from any governmental or quasi-governmental bodies or courts other than those which are disclosed in the DISCLOSURE LETTER are held or are required to hold the assets of the members of the Target Group or for the proper and effective carrying on of their businesses and all reports, returns and information required by law or as a condition of any licence, consent, permission or approval have been given or made to the appropriate person or authority and all appropriate fees paid and there is no circumstance known to the Warrantors (whether arising from the acquisition of the Sale Shares by the Purchaser or otherwise) which indicates that any licence, consent, permission or approval is likely to be suspended, cancelled or revoked or not renewed on expiry.

19.      LEGAL REQUIREMENTS

         19.1 The members of the Target Group have at all times performed and observed all requirements of all applicable laws, statutes, statutory instruments, regulations, orders, contracts, agreements, licences or obligations of whatsoever nature which affect any of the members of the Target Group or the operation of any of the members of the Target Group's business.

         19.2 So far as the Warrantors are aware no member of the Target Group nor any Employee or former employee or any officer or former officer of any member of the Target Group has made or received any sensitive payment.

                  For the purposes of this Warranty the expression "sensitive payment" shall include (i) receipts from, or payment to, central or local government officials or employees or (ii) commercial bribes or (iii) amounts received with an understanding that rebates or refunds will be made in contravention of the laws of any jurisdiction either directly or through a third party, or (iv) political contributions.

20.      LITIGATION AND DEFAULTS

         The members of the Target Group are not subject to any outstanding judgements, orders or decrees of any court or any undertaking to any court, judicial authority or supra-national, governmental or quasi-governmental body or any outstanding arbitration award; no injunction or interdict has been granted against any of the members of the Target Group; there are no civil, criminal or arbitration proceedings in progress or pending against any of the members of the Target Group or against any person for whose acts or defaults the members of the Target Group is or may be vicariously liable and there are no facts known to the Warrantors likely to give rise to any such proceedings.

21.      INSOLVENCY

         21.1 No order has been made or petition presented or resolution passed for the winding-up or administration of any of the members of the Target Group, nor are there any grounds on which any person would be entitled to have any of the members of the Target Group wound up or placed in administration, nor has any person threatened to present such a petition or convened or threatened to convene a meeting of any of the members of the Target Group to consider a resolution to wind up any member of the Target Group or any other resolutions, nor has any step been taken in relation to any of the members of the Target Group under the law relating to insolvency or the relief of debtors in any part of the world.

         21.2 No diligence, distress, execution or other process has been used or levied on any asset owned or used by any of the members of the Target Group, nor (so far as the Warrantors are aware) has any person threatened any such diligence, distress, execution or other process.

         21.3 No person has appointed or (so far as the Warrantors are aware) threatened to appoint or become entitled to appoint an administrative or other receiver of any of the members of the Target Group's business or assets or any part of them.

         21.4 The members of the Target Group are not apparently insolvent and have not ceased trading or stopped payment to their creditors and there are no grounds on which any of the members of the Target Group could be found to be unable to pay its debts for the purposes of section 123 of the Insolvency Act 1986.

22.      CUSTOMERS AND SUPPLIERS

         22.1 No substantial customer, sub contractor or supplier of any of the members of the Target Group has in the one year ended on the date of this Agreement ceased or indicated an intention to cease trading or dealing with, utilising the services of or supplying any of the members of the Target Group and there are no facts known to the Warrantors which are likely to make any such loss imminent nor so far as the Warrantors are aware is any substantial customer, sub contractor or supplier expected to make any substantial reduction in trading or dealing with, utilising the services of or making supplies to any of the members of the Target Group after the date of this Agreement (for which purposes a customer shall be deemed substantial if in any year in the three years ended on the Accounts Date it has purchased five per cent or more in value of the services provided by the Target Group in that year or bought five per cent or more in value of the goods supplied by the Target Group in that year and a supplier shall be deemed substantial if in any year in the two financial years ended on the Accounts Date it has supplied five per cent or more of the goods or services purchased by the Target Group in that year).

         22.2 There is included in the Disclosure Letter a list of the ten largest customers of the Target Group showing the turnover attributable to such customers during the eleven month period ending on the Management Accounts Date.

23.      VENEZUELAN COMPANY

         The value of the assets of the Venezuelan Company does not exceed the liabilities of the Venezuelan Company.

24.      MALAYSIAN COMPANY

         The Malaysian Company has never traded and has not and has never had any assets or any rights to receive or obtain any assets.

                          PART 5C - PENSION WARRANTIES

1.       PENSIONS

         Apart from the Pension Scheme and the Life Scheme, the Target Group does not contribute to or participate in and is not in any way responsible for any retirement benefits, pension or life assurance scheme or arrangement within the meaning of s612 of the 1988 Act, fund or personal pension scheme whether in the United Kingdom or overseas relating to any of its present or past directors or Employees and save as aforesaid no Target Group Company is under any legal or ex gratia obligation to provide a retirement, death or disability, accident or sickness pension or payments to or in respect of any such director or Employee or person claiming through them. No proposal has been announced or implied to establish or contribute to any other such scheme or fund.

2.       DISCLOSURE OF INFORMATION

         2.1 All relevant particulars of the Pension Scheme and the Life Scheme have been disclosed, including without prejudice to the generality of the foregoing:-

                  2.1.1 all trust documentation or insurance policy documentation, all booklets and announcements made to members, endorsements, details of insurance premiums and a complete list of the membership of the Life Scheme;

                  2.1.2 full membership data including details of eligibility criteria for membership.

                  2.1.3 rates of contribution by the Target Group and Employees;

         2.2 all of this information which has been made available to the Purchaser or its advisers is true in all material respects, and accurately describes benefits provided and the costs of such benefits to the Target Group.

3.       ESTABLISHMENT

         3.1 The Life Scheme is established under irrevocable trust and the Life Scheme and the Pension Scheme comply and have at all times complied with all applicable primary and secondary legislation relative to occupational and personal pension schemes including the 1993 Act, the 1995 Act and the Financial Services Act 1986.

         3.2 The Life Scheme is an exempt approved scheme under Chapter I of Part XIV of the 1998 Act for the purposes of the PSO and there is no reason why such approval should be withdrawn. The Pension Scheme is approved under Chapter IV of Part XIV of the 1988 Act.

         3.3 A PSO letter of approval of the Pension Scheme is held by the trustees of the Pension Scheme who are Scottish Equitable Life Assurance Society and no event or transaction has taken place in relation to the Pension Scheme whose validity is dependent on the approval of the PSO without that approval having been obtained.

         3.4 The Pension Scheme is not contracted out of the state earnings related pension scheme although members may elect to contract out on an individual basis.

4.       FINANCE AND INVESTMENT

         4.1 The trustees of the Life Scheme have legal title to and physical possession of or control over all of the assets of the Life Scheme. There are no encumbrances over any of the assets of the Life Scheme.

         4.2 All employer and Employee contributions and premiums due at the date of this Agreement to the trustees of the Pension Scheme or any insurance company have been deducted and paid to the trustees (or insurance company, if applicable) within the prescribed period under the 1995 Act.

         4.3 There are no loans in existence from the Life Scheme to any Target Group Company or to any Member or beneficiaries of the Life Scheme or to any third party and as at the date of this Agreement none of the assets of the Life Scheme is an employer related investment within the meaning of section 40 of the 1995 Act.

         4.4 Apart from lump sum benefits on death in service, benefits quantified by reference to a level of pay are not and have never been provided by or promised through the Pension Scheme.

         4.5 Each participating employer of the Life Scheme has been party to a valid Deed of Adherence which has at all times been complied with in all material respects and its participation the Life Scheme has been approved by the PSO.

5.       EXERCISE OF DISCRETION

         5.1 Apart from as disclosed neither the Target Group, the Warrantors or the Life Scheme's trustees have given undertakings or assurances to the Members beneficiaries under the Life Scheme or Employees as to the introduction, continuance, increase or improvement of any retirement, death or disability benefits or as to the announcement of any benefit on the happening of a given set of circumstances.

         5.2 No discretion has been exercised under the Pension Scheme or Life Scheme to provide a benefit which would not otherwise already be provided for under the Pension Scheme or Life Scheme, to waive any standard eligibility conditions, to augment or provide new benefits or to refuse admission to an Employee or director who would otherwise be eligible to join the Pension Scheme or Life Scheme or to alter the payment of expenses or contributions by any Target Group Company.

         5.3 Neither employees of the Target Group who have been made redundant nor officers of the Target Group who have been removed from office are, or have been, routinely treated more favourably under the Pension Scheme than other members.

6.       DEATH BENEFITS

         6.1 Any benefits payable on the death of a Member whilst in employment (other than a return of Member's own contributions) or during a period of sickness or disability are fully insured, all premiums due to the insurance company have been paid and each Member or other beneficiary has been covered for such benefits by an insurance company of repute at normal rates and on normal terms for persons in good health. So far as the Warrantors are aware, having made enquiry of the trustees or administrators of the Pension or Life Schemes, nothing has been done or left undone which might entitle the insurance company to avoid or limit its liability under any contract covering these benefits. The Warrantors have given the Purchaser full details of the current premiums for this insurance, and copies of the insurance contracts.

7.       DISCRIMINATION

         7.1 The Pension Scheme and the Life Scheme do not and have never been operated in such a way as to directly or indirectly discriminate between:-

                  7.1.1 male and female Employees as regards eligibility, the rates of contribution and the amounts of any benefits provided or the dates on or from which the benefits are to be or may be provided in any way which is contrary to Article 141 of the Treaty of Rome or any corresponding domestic legislation;

                  7.1.2 all other Employees in any other unlawful discriminatory manner as regards eligibility, rates of contributions and the amounts of any benefits provided or the dates on or from which the benefits are to be or may be provided.

8.       EXTERNAL ADVISERS

         8.1 All consulting, actuarial, trusteeship and other fees, charges and expenses of whatever nature with respect to the Pension Scheme and Life Scheme have been paid and no services have been rendered for which an account or invoice has not been delivered to and paid by the Target Group. All costs, charges and expenses are met from the assets of the Pension Scheme and Life Scheme.

9.       DISPUTES

         9.1 Apart from routine benefit claims, there are no pending claims for incapacity or ill health pensions and there are no current disputes concerning such benefits, no disputes relating to access or benefits provided by the Pension Scheme or Life Scheme and no complaints under the trustees' internal dispute resolution procedure, arbitrations, claims to OPAS, pensions ombudsman complaints, complaints to OPRA, or claims or litigation in progress, pending or threatened by any of the Members, beneficiaries of the Pension Scheme or Life Scheme or Employees and there are no facts or circumstances likely to give rise to any such proceedings.

                 PART 5D - PROPERTY AND ENVIRONMENTAL WARRANTIES

1.1 The Properties comprise all land and buildings occupied or used by Target Group or in which any member of Target Group has an interest in the United Kingdom.

1.2 Target Group is in sole occupation of the Properties and it has not granted any lease, licence, concession or any other arrangement whereby a third party has been given or is entitled to occupation of the Properties.

1.3 The Properties are held free of all fixed or floating charges or other securities. Target Group has not agreed to dispose of the Properties or any part thereof or interest therein and has not agreed to acquire the whole or any part of any other land or buildings or any interest (including as tenant or licensee), option, right or right of preemption in any other land.

1.4 Target Group has, throughout the period of its ownership or tenancy of the Properties, had vacant and undisputed possession of the Properties and there are no circumstances which would entitle a superior, landlord or other person to exercise any right of irritancy or forfeiture or which would otherwise restrict or terminate the continuing sole and exclusive possession or occupation of the Properties by Target Group.

1.5 Target Group has not at any time (i) been party to any lease or licence relating to any land in relation to where there are any outstanding obligations incumbent on Target Group, save for the leases of the Properties or (ii) acted as a guarantor in relation to any lease or licence in relation to which there are any outstanding obligations guaranteed by Target Group.

1.6 There are no outgoings payable in respect of the Properties other than the usual local authority rates or equivalent local tax rent, insurance premiums and service charge all of which have been paid to date.

1.7 There are no outstanding or, so far as the Warrantors are aware no impending actions, disputes, claims or demands between Target Group and any third party affecting the Properties or any neighbouring property.

1.8 So far as the Warrantors are aware all statutes, orders and regulations affecting the

         Properties, the use of of any fixtures, machinery or moveables in it have been observed to date and there are no outstanding or impending requirements or recommendations of any competent authority in relation to such statutes, orders or regulations.

1.9 There are no disputes with any adjoining or neighbouring owners or occupiers with respect to boundary walls and fences or with respect to servitudes, rights or means of access to the Properties.

1.10 There are no outstanding defects liability periods under any building contracts relating to the Properties and there are no outstanding or contemplated actions, proceedings, costs, claims, damages or losses arising under any such building contracts or any other professional appointments or warranties or guarantees relating to any building development in which Target Group has an interest.

1.11 The particulars of the Properties as detailed in Part 7A of the Schedule are true, complete and accurate in all respects.

2.1 No application for landlords' consent or approval has been refused or is outstanding.

2.2 No rent review under the Lease Documentation has been agreed or determined otherwise than on the basis of open market value. No rent reviews are outstanding.

2.3 So far as required under the Lease Documentation landlords' consent has been granted in respect of each alteration, improvement or extension of the Properties.

2.4 Target Group has complied with all material obligations and covenants of the tenants under the Lease Documentation and neither Target Group or the Warrantors are aware of any breach of any obligations or covenants of the landlords under the Lease Documentation. There is no dispute between the landlords and the tenants in respect of any of the Properties.

2.5 The Lease Documentation comprises all of the documentation affecting or relating to the tenants' interest in the Properties and the Lease Documentation has not been amended, varied or supplemented, either formally or informally.

2.6 The respective landlords of the Properties had the power and authority to enter into the Lease Documentation. Target Group has not entered into any contract to, nor granted or entered into any assignation or surrender in respect of the Properties.

3.1 Target Group has a good and marketable title to each of the Properties whether as heritable/freehold proprietor or as tenant.

3.2 No deeds which are capable of being recorded in the Register of Sasines or given effect in the Land Register of Scotland or HM Land Registry (or in any equivalent title registry in any other jurisdiction) and no fixed or floating charge, debenture or other security document in respect of or affecting the Properties have been granted by Target Group.

3.3 There are no overriding interests as defined in the Land Registration (Scotland) Act 1979 or the Land Registration Act 1925 or equivalent interest in any other jurisdiction affecting the Properties.

3.4      The Properties are not held on trust for any other party.

4.       PLANNING LEGISLATION AND BUILDING CONTROL

4.1 So far as the Warrantors are aware the existing use of the Properties is the permitted use under the Town and Country Planning legislation of the relevant jurisdiction and any regulations, orders, consents or permissions made or given thereunder. So far as the Warrantors are aware there are no planning conditions which restrict or affect the permitted use or which are onerous, personal, unusual or limited in time.

4.2 So far as the Warrantors are aware all development as defined in the Town and Country Planning legislation of the relevant jurisdiction carried out on the Properties has been in accordance with the Town and Country Planning legislation in question and any regulations, orders, consents or permissions made or given thereunder and there are no conditions in relation to such development which have still to be implemented or are of a continuing nature.

4.3 So far as the Warrantors are aware there is no outstanding monetary claim or liability in respect of the Properties under the Town and Country Planning legislation of the relevant jurisdiction or otherwise.

4.4 No planning permission in respect of the Properties has been revoked and there is no application for planning permission awaiting determination. No planning decision or deemed refusal is subject to appeal.

4.5 So far as the Warrantors are aware there is no agreement affecting the Properties under Section 75 of the Town and Country Planning (Scotland) Act 1997 or under any legislation of similar nature in any jurisdiction nor any agreement to create the same.

4.6 So far as the Warrantors are aware all buildings and works on or comprising part of the Properties have been erected or carried out in accordance with the Building (Scotland) Acts or where applicable in accordance with equivalent legislation of the relevant jurisdiction and all necessary statutory consents have been obtained, and Completion Certificates or equivalent certification of the relevant jurisdiction have been issued by the local authority in relation to all such buildings and works.

5.       MINERALS

         So far as the Warrantors are aware none of the Properties is located within an area which is or has been affected by any mineral workings. The Warrantors are not aware of any proposals to undermine the Properties or any neighbouring or adjacent property.

6.       CONDITION OF PROPERTIES

6.1 There are no outstanding liabilities in respect of the maintenance, repair, rebuilding or renewal of the Properties or any property common to the Properties and other properties which have been notified to Target Group, nor are any such works proposed by Target Group.

7.       FIRE REGULATIONS

         So far as the Warrantors are aware the Properties comply with the relevant fire precautions legislation and any Fire Certificates (or equivalent certification in the relevant jurisdiction) necessary for the occupation of the Properties have been obtained and complied with in all respects. No Fire Certificate (or equivalent certification in the relevant jurisdiction) contains any unusual or unduly onerous conditions. So far as the Warrantors are aware there are no outstanding requirements at the instance of the fire authority.

8.       INSURANCE

8.1 So far as the Warrantors are aware there are no special or unusual terms or restrictions and the premiums payable are not in excess of the normal rates payable for comparable property in which there is carried on a business similar to that carried on from the Properties.

9.       ENVIRONMENTAL MATTERS

9.1 The business and operation of Target Group does not breach any applicable Environmental Law and/or any condition of or arising out of the giving of any applicable Environmental Licence in effect as of the date of this warranty and no Event has occurred which constitutes a breach of any such Environmental Law or Environmental Licence.

9.2 No Hazardous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, spilled, burned or emitted at, on, from or under any of the Properties in circumstances where this might result in a liability on Target Group.

9.3 Neither Target Group nor the Warrantors have received any notice advising them, or other information indicating that any of the Properties or the activities of Target Group or any of its respective predecessors is in breach of any applicable Environmental Law or any applicable Environmental Licence or that Target Group is responsible (or potentially responsible) for the clearance, treatment or disposal of any Hazardous Substances at, on, or beneath the Properties or at, on, or beneath any land adjacent thereto.

9.4 None of the Properties has been designated as contaminated land or a special site under Part IIA of the Environmental Protection Act 1990 or has or will be subject to an equivalent designation under any applicable Environmental Law and neither the Target Group nor the Warrantors have received notice of any such designation.

9.5 Neither Target Group nor the Warrantors have not received any notice or complaint from any person relating to the Properties or their ownership or occupation or the conduct of the business of Target Group in relation to waste noise, vibration, smell, fumes, smoke, soot, ash, dust, grit, pollution, chemicals, leachate, groundwater or any noxious, radioactive, inflammable, explosive, dangerous or offensive gases or substances.

9.6 No prosecutions have been brought against the Target Group or the Warrantors under any Environmental Law with regard to the Properties or the use of the Properties.

9.7 No works have been carried out on the Properties under any Environmental Law by any statutory authority in respect of which such authority is entitled to recover costs for Target Group.

9.8      None of the Properties is:-

         9.8.1    within 250 metres of a landfill site;

         9.8.2 within an area regarded as a hazard area requiring the approval of the Health and Safety Executive of any development proposal thereon; or

         9.8.3    within a litter control area.

10.      NON-UK PROPERTIES

10.1 The Non-UK Properties comprise all the properties owned, leased, occupied or otherwise used by the Target Group outwith the United Kingdom in connection with its business.

10.2 The information contained in Part 7B of the Schedule as to the tenure of each of the non-UK Properties is accurate in all material respects.

                   PART 5E - INTELLECTUAL PROPERTY WARRANTIES


1.       GENERAL

                  1.1 So far as the Warrantors are aware (having made no enquiry other than of the Target Group's patent agent) the Target Group is the owner or lawful licensee of or is otherwise entitled to use all IPR that is used to a material extent by the Target Group in the Business in the ordinary course of business immediately prior to Completion.

2.       REGISTERED IPR

         2.1 All the IPR which the Target Group owns and which is registered or is the subject of an application for registration anywhere in the world is listed in Part 8 of the Schedule. The details shown in the said Part 8 of the Schedule, including the registered proprietor's/applicant's name, are true and accurate.

         2.2 The Warrantors are not aware (having made no enquiry other than of the Target Group's patent agent) of any prior art except as disclosed in the Disclosure Letter and/or the Disclosure Bundle that would materially affect the scope of coverage of the pending claims in the applications to register IPR listed in Part 8 of the Schedule.

         2.3      All fees payable for applications for registered IPR listed in
                  Part 8 of the Schedule which are due and payable up to the Completion Date have been paid in full.

         2.4 There are no facts or circumstances known to the Warrantors (having made no enquiry other than of the Target Group's patent agent) which could form the basis of a claim that any part of the registered IPR (excluding for the avoidance of doubt, applications) owned by the Target Group should be revoked, invalidated or rendered unenforceable.

3.       COMPANY INTELLECTUAL PROPERTY

         All of the Target Group Intellectual Property is owned by the Target Group free and clear of all pledges, securities, interests, mortgages, charges, liens and other encumbrances.

4.       INFRINGEMENT/CHALLENGE

         4.1 No Target Group Company has received any notification that carrying on the Business and using the Target Group Intellectual Property in the Business in the manner carried on or used by the Target Group immediately prior to Completion infringes or breaches or misuses any third party's IPR or the moral rights (as defined in Chapter IV Part I of the Copyright Designs and Patents Act 1988) of any third party or constitutes a breach of confidence or unfair competition rights or passing off and, as far as the Warrantors are aware, no proceedings of any kind, in that regard have been commenced or are threatened against any member of the Target Group.

         4.2 So far as the Warrantors are aware, none of the Target Group Intellectual Property or the IPR licensed to it, is the subject of any current or threatened claim or opposition or proceedings in relation to its validity or enforceability or as to the Target Group's rights of ownership thereto (whether such claims are by employees, ex-employees or other third parties).

         4.3 So far as the Warrantors are aware, no third party is infringing, breaching, or using without authorisation or threatening to infringe or use without authorisation any of the Target Group Intellectual Property, nor has the Target Group made a claim or raised proceedings of any kind against any third party for breach or infringement of IPR or breach of confidence or unfair competition rights or passing off which claim or proceedings have not been settled/withdrawn.

         4.4 No member of the Target Group has made or raised or is involved in any oppositions, claims or proceedings challenging the rights of any third party to obtain registration of any IPR or the entitlement of any third party to any registered IPR or the validity or enforceability of any IPR registered in the name of a third party.

         4.5 So far as the Warrantors are aware there are no moral rights as set out in Chapter IV, Part I of the Copyright, Designs and Patents Act 1988 capable of being asserted, which if asserted could materially affect the use or value of any of the Target Group Intellectual Property.

                            PART 5F - TAX WARRANTIES

1.       RETURNS AND DISPUTES

         1.1      (a)      All returns, computations, accounts, notices,
                           statements, reports, registrations and information which has been or should have been made or given by or in respect of any Target Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are complete, up-to-date and are true and accurate and
                           (ii) none of them is, or so far as the Warrantors are aware, might be, the subject of any dispute with any Taxation Authority or give rise to any liability to Taxation not provided for in the Accounts in respect of any accounting period ending on or before the Accounts Date.

                  (b) In all corporation tax returns and computations submitted by or on behalf of any Target Group Company to any Taxation Authority in respect of any accounting period ending on or after 1 October 1994 proper adjustments have been made for all expenditure which is disallowable (including any expenditure which is disallowable by reason of section 577 or 577A of the TA 1988).

         1.2      (a)      There is no existing dispute between any Target Group
                           Company and any Taxation Authority and so far as the Warrantors are aware there are no circumstances likely to give rise to any such dispute.

                  (b) No assessments (whether estimated assessments or otherwise) or determinations are under discussion, or are a matter of dispute, with any Taxation Authority or are the subject of any appeal.

                  (c) No Taxation Authority has at any time carried out or is at present conducting any review, audit, investigation or enquiry into the business or affairs of any Target Group Company (or any aspect thereof) and no Target Group Company has received any indication that, and the Warrantors, having made all reasonable enquiries, knows of no reason why, any such review, audit or investigation or enquiry is to be or may be initiated by any Taxation Authority.

2.       CLEARANCE AND CONSENTS

         2.1 No Transaction other than Completion under this Agreement has been effected in the seven years ending on the date of this Agreement by any Target Group Company in respect of which any consent or clearance from any Taxation Authority was required or was sought (i) without such consent or clearance having been validly obtained before the Transaction was effected and
                  (ii) otherwise than in accordance with the terms of and so as to satisfy any conditions attached to the relevant consent or clearance, and (iii) otherwise than at a time when and in circumstances in which the relevant consent or clearance was valid and effective.

         2.2 Full details of any consent or clearance sought in respect of Completion are set out in the Disclosure Letter together with copies of all correspondence with any Taxation Authority in respect thereof.

         2.3 All particulars furnished to the relevant Taxation Authority in connection with the application for any consent or clearance by or on behalf of any Target Group Company fully and accurately disclosed all facts and circumstances material to the decision of the relevant Taxation Authority.

         2.4 To the best of the Warrantors' knowledge, information and belief there are no circumstances that have arisen since any application for any such consent or clearance was made which might reasonably be expected to cause such consent or clearance to be or become invalid or to be withdrawn by the Taxation Authority concerned.

         2.5 All clearances and consents obtained by any Target Group Company from any Taxation Authority together with the relevant application are attached to the Disclosure Letter.

3.       TAXATION AGREEMENTS AND CONCESSIONS

         3.1 The amount of Taxation chargeable on each Target Group Company or for which any Target Group Company has become accountable during or for any accounting period ended on or within seven years before the Accounts Date has not depended on any concession or other formal or informal agreement or arrangement with any Taxation Authority.

         3.2 The Disclosure Letter sets out full particulars of any agreement, arrangement or election between each Target Group Company and any Taxation Authority pursuant to which any Target Group Company is authorised not to comply with what but for such agreement or arrangement would be its statutory obligations or whereby, it is assessed or accountable for Taxation other than in accordance with the strict terms of the relevant legislation or the published practice of the relevant Taxation Authority.

         3.3 No Target Group Company has taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which any Target Group Company has previously had with any Taxation Authority.

         3.4 No Target Group Company is or has at any time been a party to a special arrangement as is referred to in Inland Revenue Statement of Practice SP10/93 dated 8 October 1993.

4.       POSSESSION OF INFORMATION

         Each Target Group Company has in its possession or control sufficient records to enable it to determine the Taxation consequences for it of any Transaction or event entered into or occurring on or in the 7 years before Completion.

5.       PAYMENT OF AND LIABILITIES FOR TAXATION AND PENALTIES ETC.

         5.1 Each Target Group Company has paid all Taxation which has become due and payable by it and all Taxation which it may become liable to pay has been provided for in the Accounts or in its management accounts.

         5.2      Since the Accounts Date:-

                  (a) no Target Group Company has been involved in any Transaction which has or could give rise to a liability to Taxation (or would have given or might give rise to such a liability but for the availability of any Relief) other than Taxation in respect of normal trading income or receipts of such Target Group Company arising from Transactions entered into by it in the ordinary course of its business;

                  (b) no Target Group Company has entered into any transaction which will or may (disregarding any statutory right to make any election or claim and any allowance and any relief other than one available under Section 38 TCGA) give rise to a liability to corporation tax on chargeable gains or to any balancing charge.

         5.3 Since the Accounts Date no Target Group Company has, nor has any director or officer on behalf of any Target Group Company, paid or become liable to pay, any fine, penalty or interest charged by virtue of the Taxes Management Act 1970 or the VATA or any other statutory provision, order or regulation relating to Taxation.

6.       ADEQUACY OF PROVISION FOR TAXATION

         6.1 The provision or reserve for Taxation included in the Accounts is sufficient to cover:-

                  (a) all Taxation for which each Target Group Company was liable or accountable at the Accounts Date; and

                  (b) all Taxation for which each Target Group Company may after the Accounts Date become or have become liable or accountable including, without prejudice to the generality of the foregoing, all Taxation:-

                           (i) on or in respect of or by reference to profits, gains or income earned, accrued, received or realised or deemed for Taxation purposes to have been earned, accrued, received or realised for or in any period ended on or before the Accounts Date; or

                           (ii) any Transaction effected entered into or occurring or deemed to have been effected or entered into or to have occurred on or before the Accounts Date; or

                           (iii) in respect of all distributions made and all interest or charges paid or accrued on or before the Accounts Date.

         6.2 Full disclosure has been made in the Disclosure Letter of any difference between the accounting and Taxation treatment of all items in the Accounts, where such difference creates an additional Taxation liability of more than L20,000 in any Target Group Company.

7.       TAXATION CLAIMS AND RELIEFS

         7.1 There are set out in the Disclosure Letter, with express reference to this paragraph, full and accurate particulars of all of the following matters relating to Taxation in respect of which each Target Group Company (either alone or jointly with any other person) has, or at Completion will have, an outstanding requirement or entitlement to make and which has been taken into account in preparing or computing the Completion Accounts or the provision for Taxation therein:

                  (i) any specific return or any requirement to provide any information to any Taxation Authority;

                  (ii) any claim, including a supplementary claim or election, for relief under the TA 1988 or any other statutory or regulatory provision relating to Taxation;

                  (iii) any election, including an election for one type of relief, or one basis, system or method of Taxation, as opposed to another;

                  (iv) any appeal (including a further appeal) against an assessment to Taxation;

                  (v) any application for the postponement of, or payment by instalments of, Taxation; or

                  (vi) any disclaimer of or requirement for the postponement of any allowance or relief;

                  (vii) any claim for credit for input tax or any repayment of value added tax from the commissioners of Customs and Excise;

                  (viii)   any clearance application.

         7.2 Each Target Group Company has submitted all claims, elections and disclaimers that have been required based on its corporation tax computations.

         7.3 So far as the Warrantors are aware, no relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll over, hold over, repayment or allowance, or otherwise) from against or in respect of any Taxation has been claimed and/or given to any Target Group Company which is likely to be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring in the ordinary course of such Target Group Company's business (as carried on at Completion) at or at any time after Completion.

         7.4      (a)      During the period commencing three years before the
                           date of this Agreement and ending on Completion:

                           (i) there has been no discontinuance of or major change in the nature or conduct of any trade carried on by any Target Group Company or any of its predecessors (within the meaning of section 343 TA 1988); and

                           (ii) there has been no change in the ownership of any Target Group Company for the purposes of sections 245, 245A or 767A to 769 (inclusive) TA 1988;

                  (b) At no time prior to Completion has the scale of activities of any trade carried on by any Target Group Company or any of its predecessors (within the meaning of section 343 TA 1988) become small or negligible within the meaning of sections 245 or 768 TA 1988.

8.       SECONDARY TAXATION LIABILITIES

         So far as the Warrantors are aware, no event or Transaction has occurred or been entered into pursuant to which, and there are, and will at Completion be, no circumstances in which, any Target Group Company is or may become, liable to pay, or make reimbursement or indemnity in respect of, or otherwise bear, any Taxation (or amounts corresponding thereto) directly or primarily chargeable against or attributable to any other person, firm or company in consequence of the failure by any other person, firm or company to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain or any Transaction effected, entered into or occurring or any circumstance occurring (in either case whether wholly or partly) prior to Completion.

9.       COMPANY RESIDENCE

         Each of the Target Group Companies is resident for Taxation purposes in the jurisdiction specified in Part 2 of the Schedule and has not been resident anywhere else at any time since its incorporation. For the avoidance of doubt, references to residence in this paragraph 9 shall be construed as references to residence as determined by the local law of the jurisdiction or jurisdictions concerned and not by (unless required by such local law) reference to the provisions of any relevant double tax agreement, treaty or convention.

10.      CLOSE COMPANY MATTERS

         10.1 Each Target Group Company is not and has not been or treated as been at any time since 31 March 1989 a close investment holding company (as defined in Section 13A TA 1988).

         10.2 No distribution falling within Section 418 TA 1988 has been made or agreed to be made by any Target Group Company.

         10.3 No Target Group Company has entered into any transaction, or made any loan or advance or written off or released any debt, falling within Sections 419 or 422 TA 1988.

         10.4 No Target Group Company has made any covenanted payments or payments to charity falling within Section 339 TA 1988.

11.      REPAYMENT OF CAPITAL ETC. AND DISTRIBUTIONS

         11.1     No Target Group Company has :-

                  (a) repaid, or agreed to repay, any of its share capital or any amount paid up on any of its share capital; or

                  (b) redeemed, or agreed to redeem, or purchased or agreed to purchase any of its share capital; or

                  (c) capitalised, or agreed to capitalise, in the form of debentures or redeemable shares, any profits or reserves of any class or description, or passed any resolution to do so; or

                  (d) issued any share capital as paid up otherwise than by the receipt of new consideration within the meaning of Part VI TA 1988.

         11.2 There are no securities (within the meaning of section 254(1) TA 1988) of any Target Group Company in issue any payment in respect of which falls or will fall to be treated as a distribution for the purposes of Section 209 TA 1988.

         11.3 Except as properly authorised and provided for in its audited accounts, no Target Group Company has made or been treated as having made any distribution within the meaning of sections 209 and 210 TA 1988 during the six years ending on the Accounts Date.

         11.4 No Target Group Company has been engaged in or been a party to any of the transactions set out in Sections 213 to 218 TA 1988 nor has any Target Group Company made or received a chargeable payment as defined therein.

         11.5 Each Target Group Company has properly accounted for all advance corporation tax payable by it in respect of distributions (including interest on equity notes after 14 May 1992) and deemed distributions within the meaning of Sections 209 and 210 TA 1988.

12.      DEDUCTIBLE EXPENDITURE

         12.1 All rents, interest, annual payments, emoluments or other sums of an income nature each greater than L15,000 per annum paid or payable by each Target Group Company since the Accounts Date or which any Target Group Company is under an obligation (whether conditional or otherwise) to pay in the future are, or (under the law as presently in force) will be wholly deductible in computing profits, or against profits, for Taxation purposes.

         12.2 No payment has been made or agreed to be made by any Target Group Company to or in respect of any of its directors (including, but not limited to, pension contributions) which will not be deductible in full for corporation tax purposes, either in computing income profits or in computing corporation tax payable by it.

13.      LOSSES AND RELIEFS

         Nothing has been done, and no event or series of events or circumstances has occurred or will as a result of any contract, agreement or arrangement entered into before Completion occur, which might, when taken together with this Agreement being entered into or becoming unconditional or Completion or otherwise, cause or contribute to the loss, restriction, postponement or disallowance to any Target Group Company of any Relief.

14.      GROUP TAXATION

         14.1 No Target Group Company has ever been a member of a group of companies (as defined for any Taxation purpose) (other than solely with any other Target Group Company).

         14.2 No payments have been, or will be prior to Completion, made for group relief (as defined in Section 402 TA 1988).

         14.3     No Target Group Company has:-

                  14.3.1 paid any dividend without advance corporation tax or made or is liable to make any payment without deduction of income tax in the circumstances specified in Section 247(6) TA 1988; or

                  14.3.2 given any notice pursuant to Section 247(3) TA 1988 in respect of any dividends paid or agreed to be paid by it.

         14.4 No surplus shadow ACT has been allocated to any Target Group Company.

         14.5 No Target Group Company has made an election under paragraph 11(3) SI 1999/358 (Corporation Tax (Treatment of Surplus Unrelieved ACT) Regulations).

15.      CAPITAL ALLOWANCES

         15.1 Since the Accounts Date, no act has been done or omitted, agreed or permitted to be done by any Target Group Company and no Target Group Company has suffered any occurrence, as a result of which (in any such case):-

                  (a) any disposal value has been or may be required to be brought into account under Section 24 CAA 1990; or

                  (b)      any balancing charge has arisen or may arise under
                           Section 4 CAA 1990.

         15.2 No Target Group Company has made any election under Section 37 CAA 1990 in respect of any asset owned by it at the Accounts Date or acquired by it since that date.

         15.3 No balancing charge in respect of any capital allowances claimed or given would arise if any of the assets of any Target Group Company (or where computations are made for capital allowances purposes for pools of assets, all the assets in that pool) were to be realised for a consideration equal to the book value thereof as shown in, or adopted for the purpose of, the Accounts, (or, in the case of any asset acquired since the Accounts Date for a consideration equal to the consideration given for the acquisition) except to the extent that such balancing charge is fully provided for in the Accounts.

         15.4 No asset in respect of which any Target Group Company has claimed or is or may be entitled to claim capital allowances is:-

                  (a) leased to any person other than where such assets is used for a qualifying purpose by such person within S39 CAA 1990; or

                  (b) a fixture in circumstances where the right of any Target Group Company to claim capital allowances is:-

                           (i) dependent on some other person making or consenting to the making of an election; or

                           (ii) is or may be disputed by any person or any Taxation Authority; or

                  (c) an asset to which Part XV of the VAT Regulations 1995 applies.

16.      TRANSFER PRICING ETC.

         16.1 No Target Group Company owns or has agreed to acquire, any asset, nor has any Target Group Company received or agreed to receive any services or facilities (including without limitation the benefit of any loan or advance or any licences or agreements), from any employee, director, officer or consultant of or to any Target Group Company or any of their connected persons which is not contracted to be provided or acquired in any agreement disclosed in the Disclosure Letter or the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm's length basis.

         16.2 No Target Group Company has either disposed or agreed to dispose of any asset, nor has any Target Group Company provided or agreed to provide any services or facilities (including without limitation the benefit of any loan or advance or any licences or agreements), to any employee, director, officer or consultant of or to any Target Group Company or any of their connected persons which is not contracted to be disposed of or provided in any agreement disclosed in the Disclosure Letter or the consideration for the disposal or provision of which was or will be less than its market value, or otherwise than on an arm's length basis.

17.      CORPORATION TAX ON CHARGEABLE GAINS

         17.1 The entry into or Completion of this Agreement will not result in any profit or gain being deemed to accrue to any Target Group Company for Taxation purposes.

         17.2 All chargeable assets of each Target Group Company were acquired at market value at the time of acquisition and there are no circumstances giving rise or which may give rise to liability or loss under or pursuant to Sections 17, 30, 139, 140, 176, 177 or 179 TCGA.

         17.3 If each of the assets of each Target Group Company was disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Accounts, no liability to corporation tax on chargeable gains not fully provided for in the Accounts would arise; and, for the purpose of determining the liability to corporation tax on chargeable gains, there shall be disregarded any statutory right to make any election or claim and any relief and allowances available to any Target Group Company other than amounts falling to be deducted under Section 38 TCGA and allowances given under Chapter IV of Part II TCGA.

         17.4 No Target Group Company has been a party to or concerned in any Transaction as a result of which the consideration received or receivable for any disposal of an asset by any Target Group Company may be increased under Section 30 TCGA.

         17.5 No Target Group Company owns any asset acquired in circumstances such that any of the provisions of Chapter II of
                  Part IV TCGA applied to its acquisition.

         17.6 Since the Accounts Date no Target Group Company has disposed of or acquired any asset in such circumstances that the provisions of Section 17 TCGA did or could apply thereto.

         17.7 No claim has been made by any person under Sections 23, 140, 140C, 152 to 158 (inclusive), 175 or 247 TCGA or any other statutory provision relating to

                  Taxation which would affect the amount of any gain or allowable loss which would, but for such claim, accrue or be treated as accruing on any disposal of any asset of any Target Group Company or which has or will operate to postpone the payment of corporation tax on any such gain.

         17.8 No Target Group Company has either made or is entitled to make a claim under Section 24(2), Section 253 or Section 254 TCGA.

         17.9 No Target Group Company has realised a loss on the disposal or deemed disposal of an asset in relation to which its ability to set the whole of that loss against any chargeable gain arising in the same or a later accounting period is or may be restricted or excluded whether pursuant to Section 18 TCGA or otherwise.

         17.10 No asset owned by any Target Group Company has at any time since its acquisition been subjected to a reduction in value such that any allowable loss arising on its disposal is likely to be reduced or eliminated or any chargeable gain arising on its disposal is likely to be increased.

         17.11 No Target Group Company has or will at Completion have distributable profits which would be chargeable profits as those terms are defined in Section 31 TCGA if the Section 30 disposal therein referred to took place on Completion.

         17.12 No Target Group Company has acquired any assets subject to a claim under Section 165 TCGA.

18.      PAYE AND NATIONAL INSURANCE

         18.1 Each Target Group Company has properly operated the PAYE and National Insurance contributions systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf, and by duly accounting to the Inland Revenue for all sums so deducted and for all other amounts for which it is required to account under the PAYE and National Insurance contributions systems (including on notional payments and contributions on car and car fuel benefits assessed annually) and by making all returns and reports and providing all information in respect of any payments made or treated as made and any benefits provided for directors, employees or others.

         18.2 No Target Group Company has suffered any PAYE audit by the Inland Revenue or visit by the Department of Social Security within the seven years ending with the date of this Agreement or has been notified that any such audit or visit will or is expected to be made.

         18.3 There are set out in the Disclosure Letter particulars of all dispensations, notifications and/or notices received by each Group Company under Section 166 TA 1988.

         18.4     No Target Group Company operates any scheme approved under
                  Section 202 TA 1988 or Chapter III of Part V TA 1988.

         18.5 None of the directors or employees of any Target Group Company are in contracted-out employment for national insurance contribution purposes.

19.      OTHER DEDUCTIONS FROM PAYMENTS

         19.1 Each Target Group Company has complied in all respects with all statutory provisions relating to Taxation and requiring the deduction or withholding of Taxation from any payment made by it and has properly accounted to the relevant Taxation Authority for any such Taxation which ought to have been accounted for.

20.      EMPLOYEES AND CONSULTANTS

         No Taxation Authority has challenged or given notice that it may challenge the self-employed status of any contractor or purported contractor to any Target Group Company and, so far as the Warrantors are aware, there are no circumstances whereby such a challenge is likely to occur.

21.      ANTI-AVOIDANCE PROVISIONS

         21.1 No Target Group Company has in the seven years ending on the date of this Agreement been engaged in, or been a party to or otherwise involved in, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of, or deferral of or a reduction in the liability to, Taxation or account for any Taxation.

         21.2 No Target Group Company has in the seven years ending on the date of this Agreement been engaged or concerned in, or been a party to, any transaction or series of transactions or scheme or arrangement in respect of which it considered or was advised that there was a risk that any Target Group Company could be liable to Taxation or increased Taxation as a result of the principles laid down by the House of Lords in the case of Furniss -v- Dawson (55 TC 324).

22.      VALUE ADDED TAX ("VAT") AND CUSTOMS DUTIES

         22.1     Each Target Group Company:

                  (i) is registered in the United Kingdom and is a taxable person for the purposes of the legislation relating to VAT and has been so registered at all times that it has been required to be registered by the relevant legislation;

                  (ii) is not registered and is not required to be registered for the purposes of VAT (or any equivalent or similar tax) in any jurisdiction other than the United Kingdom;

                  (iii) has at all times complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any agreement reached with the Commissioners of Customs and Excise and the terms of any import or export schemes to which it is subject (whether in the United Kingdom or elsewhere);

                  (iv) maintains and has at all times maintained complete, correct and up-to-date records, invoices and other documents appropriate or required for the purposes of such legislation and has preserved such records in such form and for such periods as are required by the relevant legislation;

                  (v) is not now, and will not at Completion be, in arrears with any payment or returns thereunder, or liable to any abnormal or non-routine payment, or any forfeiture or penalty, or to the operation of any penal provision;

                  (vi) has not been required by the Commissioners of Customs and Excise to give security;

                  (vii) has not at any time been and has not applied to be a member of a group registration made pursuant to
                           Section 43 VATA;

                  (viii) has not since the Accounts Date made or been treated as having made any exempt supplies for VAT purposes such, or of such amount, that it is unable to obtain credit for or repayment of all input tax paid or suffered by it;

                  (ix) does not provide and has not since the Accounts Date provided domestic accommodation or ancillary goods or services for any directors or employees;

                  (x) has not at any time since 31 March 1990 purchased in any circumstances where the purchase was or was treated as neither a supply of goods nor a supply of services pursuant to Paragraph 5 of the VAT (Special Provisions) Order 1995 or any provision in force prior to the date such Order became effective;

                  (xi) has no responsibility for any other person's VAT records whether as a current or former member of a VAT group registration under Section 43 VATA or as the acquirer of any assets or any business as a going concern or otherwise.

         22.2 No Target Group Company owns the fee simple (as defined, in relation to Scotland and Northern Ireland, by Section 96 VATA) in any land or building (or part thereof) or any civil engineering work (or part thereof) which at the date of this Agreement is new or uncompleted for the purposes of item 1 of

                  Group 1 of Schedule 9 to VATA.

         22.3 The Disclosure Letter contains full particulars of all land in which any Target Group Company has an interest and in relation to which an election has been made by any Target Group Company or by any company of which any Target Group Company is a relevant associate (as defined by paragraph 3(7) of Schedule 10 of the VATA) to waive exemption from VAT pursuant to the provisions of Schedule 10 VATA.

         22.4 There are set out in the Disclosure Letter full particulars of each item which each Target Group Company uses in the course or furtherance of its business, and for the purpose of that business, otherwise than solely for the purpose of selling the item, being items to which Part XV of the Value Added Tax Regulations 1995 applies (irrespective of whether credit has been obtained for all input tax in respect of any such item) and in respect of which the period of adjustment will not have expired by Completion. Such particulars are sufficient to enable each Target Group Company (or any group of which it will form part for the purposes of Section 43 of the VATA following Completion) to comply with their obligations under the said Part XV.

         22.5 Details of the supply of goods or services in respect of which the whole or part of the consideration has been written off in the accounts of any Target Group Company for the purposes of
                  Section 36 VATA are set out in the Disclosure Letter and each Target Group Company holds all the records or documents required to be held by regulation 167 of the Value Added Tax Regulations 1995 in order that a claim may be made at the date hereof or subsequently for a refund of VAT under Section 36 VATA in respect of any supply to it. Each Target Group Company has duly claimed all bad debt relief which may be available to it under Section 36 VATA.

         22.6 Each Target Group Company has promptly paid in full all customs and excise duties due and payable to HM Customs and Excise in respect of any assets (including trading stock) imported or owned by it.

23.      STAMP DUTY AND STAMP DUTY RESERVE TAX

         All documents to which any Target Group Company is a party and which form part of any Target Group Company's title to any asset owned or possessed by it and all documents to which any Target Group Company is a party and pursuant to which any Target Group Company may have any rights or which any Target Group Company may need or wish to enforce or produce in evidence in the courts of the United Kingdom have been duly stamped and (where appropriate) adjudicated and (where appropriate) stamped with a particulars delivered stamp.

24.      INHERITANCE TAX AND GIFTS

         24.1 No Inland Revenue charge for unpaid capital transfer tax or inheritance tax has been or (so far as the Warrantors are aware) may be imposed under Section 237 and Section 238 IHTA) over any asset of any Target Group Company, or in relation to any shares in the capital of any Target Group Company and (so far as the Warrantors are aware) no such Inland Revenue charge will arise after Completion in connection with any Transaction which was entered into or effected or which occurred on or before Completion.

         24.2 There are not in existence any circumstances whereby any such power as is mentioned in Section 212 IHTA could be exercised in relation to any shares, securities or other assets of or owned by any Target Group Company, or could be so exercised but for Section 204(6) IHTA and (so far as the Warrantors are aware) no such power may arise after Completion in connection with any Transaction effected, entered into or occurring on or before Completion.

         24.3 No Target Group Company is or will become liable (whether contingently or otherwise) to pay or account for any Taxation:-

                  (a) as donor or donee or as transferor or transferee of value (actual or deemed); or

                  (b) as a result of any disposition, chargeable transfer or transfer of value (in either case whether actual or deemed) made or deemed to have been made by it or any other person and neither the entry into of this Agreement nor Completion will trigger any liability (actual or contingent) to any such Taxation.

25.      PENSION SCHEMES

         No Target Group Company has since the Accounts Date received any payment to which Section 601 TA 1988 is applicable.

26.      EMPLOYEE SCHEMES AND PEPS

         26.1 No Target Group Company is participating company in any scheme approved under Sections 185 or 186 and Schedule 9 TA 1988.

         26.2     No Target Group Company has in issue any shares as defined in
                  Section 87 FA 1988 which fall within Chapter II Part III FA 1988.

         26.3 No Target Group Company has either established, or has contributed to, a qualifying employee share ownership trust as defined in Schedule 5 FA 1989.

         26.4 No Target Group Company has registered or applied to register any profit-related pay scheme with the Inland Revenue.

27.      CORPORATE DEBT AND SECURITIES

         No Target Group Company has either issued or owns any of the following types of securities:-

                  (a)      qualifying corporate bonds;

                  (b)      deep discount corporate bonds;

                  (c)      deep gain securities;

                  (d)      qualifying indexed securities;

                  (e)      convertible securities.

28.      INVESTMENT GRANTS

         No Target Group Company has done or agreed to do anything as a result of which any investment grant paid to it is or may be liable to be refunded in whole or in part. The entry into or completion of this Agreement will not result in any investment grants received by any Target Group Company becoming liable to be repaid in whole or in part.

29.      UNIFORM BUSINESS RATES AND OTHER LOCAL TAXES

         29.1 Each Target Group Company has paid all amounts of Taxation due in respect of any properties owned or occupied by it.

         29.2 There are no disputed matters as to the rateable value or rateable use for the purpose of rating of any land or buildings (or part of any land or buildings) owned, leased or occupied by any Target Group Company.

30.      CLIMATE CHANGE LEVY

         Each Target Group Company has not at any time (a) made or received (or agreed to make or receive) any supplies in respect of which the climate change levy is chargeable or payable or (b) been liable to be registered for the purposes of the climate change levy.

                                    PART 5G


                          INTERNATIONAL TAX WARRANTIES


1.       TAXATION


1.1 No Target Group Company has any liability in respect of Taxation that is not fully provided for in the Accounts and no Target Group Company has incurred any liability to Taxation in respect of any Transaction which occurred outside the ordinary course of the business of that Target Group Company since the Accounts Date.


1.2 Each Target Group Company has duly paid all Taxation which has become due and payable by it.


2.       TAXATION RETURNS, DISPUTES, RECORDS AND CLAIMS ETC.


2.1 Each Target Group Company has made or caused to be made all proper claims, notifications, directions, returns, computations, notices and information which have been required to be made or given by that Target Group Company for any Taxation purpose and the same have been made or given within the requisite periods and on a proper basis and are up to date and were correct when made or given and none of them is or is likely to be the subject of any dispute with any Taxation Authority and each of the Target Group Companies has supplied, or caused to be supplied, all information required to be supplied by it to any Taxation Authority.


2.2 There is no dispute or disagreement outstanding with any Taxation Authority nor so far as the Warrantors are aware has any Taxation Authority intimated a dispute or disagreement as at the date of this Agreement regarding liability or potential liability to any Taxation payable by or recoverable from any of the Target Group Companies or regarding the availability of any Relief or repayment of any Taxation to any of the Target Group Companies and there are no circumstances of which the Vendors are aware which make it likely that any such dispute or disagreement will commence.


2.3 None of the Taxation returns or other filings that include the operations of any Target Group Company has been audited or investigated by any Taxation Authority within the last six years, and so far as the Warrantors are aware no facts exist which would constitute grounds for the assessment of any additional Taxation by any Taxation Authority with respect to the taxable years or periods covered in or by such Taxation returns and filings.


2.4 Each of the Target Group Companies is in possession of sufficient information to enable it to compute its liability to Taxation insofar as it depends on any Transaction occurring on or before Completion or any income, profits or gains earned, accrued or received on or before Completion or any distribution made on or before Completion.


2.5 None of the Target Group Companies has within the period of six years ending on the date hereof paid or become liable to pay any penalty, fine or interest charged by any Taxation Authority.


2.6 No material issues have been raised in any examination by any Taxation Authority with respect to the businesses and operations of any Target Group Company which, by application of similar principles, could reasonably be expected to result in a proposed adjustment to the liability for Taxation for any other taxable period not so examined.


2.7 Each Target Group Company has complied with all statutory provisions requiring the deduction or withholding of Taxation from amounts paid by it, whether on its own behalf or as agent, and has properly accounted for any Taxation so deducted or withheld to the relevant Taxation Authority (other than amounts which have not as at Completion yet become due to be paid to the relevant Taxation Authority).


2.8 So far as the Warrantors are aware no Target Group Company has any liability, actual or contingent, in respect of any Taxation of or primarily chargeable on or attributable to any other person, firm or company.


3.       TAXATION CLAIMS AND RELIEFS


3.1 No Relief from, against or in respect of any Taxation or repayment of Taxation has been claimed and/or given to any Target Group Company which could be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any Transaction which occurred on or before Completion.


3.2 Nothing has been done, and no Transaction or series of Transactions has occurred or will occur as a result of any contract, agreement or arrangement (in either case whether conditional or not) entered into on or before Completion in relation to any Target Group Company, which might, when taken together with the entry into or Completion of this Agreement, in relation to the relevant Target Group Company, directly cause or contribute to the disallowance, restriction or non-availability to any Target Group Company of any Relief or right to repayment of Taxation.


3.3 The Disclosure Letter sets out full particulars, with express reference to this paragraph 3.3, of any agreement, arrangement or election between any Target Group Company and any Taxation Authority, and any concession on which any Target Group Company is relying or has relied, pursuant to which the relevant Target Group Company is authorised not to comply with what but for such agreement, arrangement or election would be its statutory obligations and none of the Target Group Companies has taken any action which has had or will have, nor will anything contemplated by this Agreement have, the effect of altering, prejudicing or in any way disturbing any such agreement, arrangements, election or concession.


3.4 None of the Target Group Companies is a party to or is otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before Completion, and a corresponding recognition of taxable income or gain in a taxable period ending after Completion, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after Completion without the receipt of or entitlement to a corresponding amount of cash.


3.5 There are set out in the Disclosure Letter, with express reference to this paragraph 3.5, particulars of all claims (including supplementary claims) for Reliefs, rights to repayment of Taxation, appeals or further appeals against any claim or assessments to Taxation, applications for the postponement of, or payment by instalments of, Taxation, disclaimers or postponements of any Relief or right to repayment of Taxation and court proceedings which require to be made or taken by any Target Group Company within six months after Completion. Such particulars are sufficient to enable the Purchaser to procure that any time limit to such entitlement expiring within six months after Completion can be met.

3.6 No rents, interest, annual payments, emoluments or other sums of an income nature greater than L15,000 paid or payable since the Accounts Date by any of the Target Group Companies, or which any of the Target Group Companies is under an obligation (whether conditional or otherwise) to pay in the future, may or could be wholly or partially disallowable as deductions or charges in computing profits or against profits for any Taxation purpose or by reason of any statutory or other binding provision relating to Taxation.


4.       COMPANY RESIDENCE


         Each of the Target Group Companies is resident for Taxation purposes in the jurisdiction specified in Part 2 of the Schedule and has not been resident anywhere else at any time since its incorporation. For the avoidance of doubt, references to residence in this paragraph 4 shall be construed as references to residence as determined by the local law of the jurisdiction or jurisdictions concerned and not by (unless required by such local law) reference to the provisions of any relevant double tax agreement, treaty or convention.


5.       DOUBLE TAX TREATIES


         No relief or credit which has been claimed by any Target Group Company or which any Target Group Company is entitled to claim under any double tax agreement or convention entered into between the jurisdiction in which it is resident and any other relevant jurisdiction may be disallowed or withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any Transaction which occurred on or before Completion.


6.       BASE VALUES AND COSTS OF ACQUISITION


6.1 No claim has been made under any legislation relating to Taxation in any jurisdiction which could affect the amount of any gain accruing or being treated as accruing on a disposal of an asset by any Target Group Company.


6.2 If each of the assets (other than trading stock) or the plant and machinery taken as a whole of each Target Group Company was disposed of for a consideration equal to the book value of that asset (or, as appropriate, plant and machinery) in, or adopted for the purpose of, the Accounts of the relevant Target Group Company, no liability to Taxation not fully provided for in the Accounts of the relevant Target Group Company would arise.


7.       TRANSACTIONS NOT AT ARM'S LENGTH


7.1 None of the Target Group Companies owns, or has agreed to acquire, any asset or has received or agreed to receive any services or facilities (including, without limitation, the benefit of any licences or agreements), from any employee, director, officer or consultant of or to any Target Group Company or any of their connected persons which is not contracted to be provided or acquired in any agreement disclosed in the Disclosure Letter or the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm's length basis.


7.2 None of the Target Group Companies has disposed of, or has agreed to dispose of, any asset or has provided or agreed to provide any services or facilities (including, without limitation, the benefit of any licences or agreements), to any employee, director, officer or consultant of or to any Target Group Company or any of their connected persons which is not contracted to be disposed of or provided in any agreement disclosed in the Disclosure Letter or the consideration for the disposal or provision of which was or will be less than its market value, or otherwise than on an arm's length basis.


8.       COMPLETION


8.1 None of the Transactions effected or required to be effected pursuant to this Agreement, or the entry into, becoming unconditional or Completion of this Agreement, will give rise to any liability for Taxation for any Target Group Company or result in any income, profit or gain being deemed to accrue to any Target Group Company for any Taxation purpose.


8.2 None of the Target Group Companies has agreed to make, or is required to make, any adjustment by reason of a change in accounting methods that affect any taxable period ending after Completion. None of the Target Group Companies has any application pending with any taxation Authority requesting permission for any change in accounting methods that relates to its business or operations and that affects any taxable period ending after Completion.

9.       TAXATION EQUALISATION PAYMENTS


9.1 None of the Target Group Companies is liable to make a payment for the utilisation, surrender or other transfer of any Relief or right to repayment of Taxation ("Taxation Equalisation Payment"), nor is any Taxation Equalisation Payment received by any Target Group Company liable to be refunded.


9.2 None of the Target Group Companies is under any obligation to surrender or otherwise transfer any Relief or right to repayment of Taxation and no Target Group Company is a party to a Taxation sharing agreement with a company that is not a Target Group Company.


9.3 There are set out in the Disclosure Letter, with express reference to this paragraph, full particulars of all surrenders or other transfers of any Relief or right to repayment of Taxation made or agreed to be made (whether conditionally or otherwise) by or to any Target Group Company since the Accounts Date.


9.4 Save as set out in the Disclosure Letter, with express reference to this paragraph 9.4, no Target Group Company has ever been treated as a member of the same group of companies, fiscal unity, organschaft, or included in a consolidated Taxation return as any other body corporate or person for any Taxation purpose.


10.      PARTNERSHIPS, ETC.


         None of the Target Group Companies is a party to any joint venture, partnership or other arrangement or contract which is or may be treated as a partnership for Taxation purposes.


11.      EMPLOYEES AND CONSULTANTS


         No Taxation Authority has challenged or given notice that it may challenge the self-employed status of any contractor or purported contractor to any Target Group Company and so far as the Warrantors are aware there are no circumstances whereby such a challenge is likely to occur.


12.      VALUE ADDED TAX AND CUSTOMS DUTIES


         12.1     Each Target Group Company:


                  (i) is registered in its country of incorporation and is a taxable or liable person for the purposes of the legislation relating to VAT, sales tax, purchase tax and GST (to the extent the same apply in such country of incorporation) (each of such taxes being "VAT" for the purposes only of this
                              Part 5G of the Schedule) and has been so registered at all times that it has been required to be registered by the relevant legislation;


                  (ii) is not registered and is not required to be registered for the purposes of VAT (or any equivalent or similar tax) in any jurisdiction other than its country of incorporation;


                  (iii) has at all times complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any agreement reached with any Taxation Authority and the terms of any import or export schemes to which it is subject (whether in its country of incorporation or elsewhere);


                  (iv) maintains and has at all times maintained complete, correct and up-to-date records, invoices and other documents appropriate or required for the purposes of any legislation and has preserved such records in such form and for such periods as are required by the relevant legislation;


                  (v) is not now, and will not at Completion be, in arrears with any payment or returns thereunder, or liable to any abnormal or non-routine payment, or any forfeiture or penalty, or to the operation of any penal provision;


                  (vi) has not been required by any Taxation Authority to give security;

                  (vii) has not at any time been and has not applied to be a member of a group registration for VAT purposes;


                  (viii) has not since the Accounts Date made or been treated as having made any supplies for VAT purposes such, or of such amount, that it is unable to obtain credit for or repayment of all VAT paid or suffered by it on supplies made to it;


                  (ix) does not provide and has not since the Accounts Date provided domestic accommodation or ancillary goods or services for any directors or employees;


                  (x) has no responsibility for any other person's VAT records whether as a current or former member of a VAT group registration or as the acquirer of any assets or any business as a going concern or otherwise.


         12.2 Details of the supply of goods or services in respect of which the whole or part of the consideration has been written off in the accounts of any Target Group Company for the purposes of VAT are set out in the Disclosure Letter and each Target Group Company holds all the records or documents required to be held by it in order that a claim may be made at the date hereof or subsequently for a refund of VAT in respect of any supply to it. Each Target Group Company has duly claimed all bad debt relief which may be available to it in respect of VAT.


         12.3 Each Target Group Company has promptly paid in full all customs and excise duties due and payable to any Taxation Authority in respect of any assets (including trading stock), exported or imported, or owned or sold, by it.


13.      STAMP DUTY


         All documents to which any Target Group Company is a party and which form part of any Target Group Company's title to any asset owned or possessed by it and all documents to which any Target Group Company is a party and pursuant to which any Target Group Company may have any rights or which any Target Group Company may need or wish to enforce or produce in evidence in the courts of any country have been duly stamped and (where appropriate) adjudicated and (where appropriate) stamped with a particulars delivered stamp.

                                    SCHEDULE


                                     PART 6


                             WARRANTORS' LIMITATIONS


1. The Warrantors' liability shall be limited as provided in this Part of the Schedule except, in the case of any individual Warrantor, where there has been fraud or deliberate non-disclosure on his part.


2. The Warrantors shall not be liable for any Relevant Claim (save for claims under the IPR Warranties) until their aggregate liability for all valid claims agreed or determined (excluding related interest and enforcement costs) shall equal or exceed the Threshold in which case the Warrantors shall be liable for the excess over the Threshold only;


3. The total aggregate liability of the Warrantors under the Warranties, the Indemnities and the Tax Deed shall be limited to such sum as represents the amount of cash and the value of the Weatherford Shares issued to the Warrantors as Consideration under deduction of the amount of any payment made by the Warrantors, or the value of any Weatherford Shares transferred by the Warrantors to the Purchaser under Clause 6 (the value of the Weatherford Shares being calculated in each case by reference to the Weatherford Share Price; provided, however, if any payment under the Warranties, the Indemnities or the Tax Deed ("Relevant Payment") is required to be paid prior to the initial effectiveness of the Shelf Registration and if Weatherford is in default under its obligations under the Registration Rights Agreement then the Weatherford Share Price shall be deemed to equal the closing sales price of Weatherford Common Stock on the New York Stock Exchange on the Business Day prior to the date of payment of the Relevant Payment if such closing price is lower than the Weatherford Share Price)...


4. The Warrantors shall not be liable for any Relevant Claim (save for claims under the Tax Warranties and the IPR Warranties) unless the Relevant Claim has been notified in writing to the Warrantors (setting out such reasonable details of the facts and circumstances giving rise to such claim and a reasonable estimate of the aggregate liability of the Warrantors in respect of such claim as are known at the time) prior to the second anniversary after Completion and legal proceedings in respect of such claim (in the absence of settlement or discharge of such claim) have commenced within six months after such written notice is first served on the Warrantors or within six months of the liability the subject of the claim becoming actual rather than contingent (if later).


5. The Warrantors shall not be liable for any claim under (a) the Tax Warranties, and (b) the IPR Warranties unless the claim has been notified in writing to the Warrantors (setting out such reasonable details of the facts and circumstances giving rise to such claim and a reasonable estimate of the aggregate liability of the Warrantors in respect of such claim as are known at the time) prior to (a) the seventh anniversary after Completion in the case of the Tax Warranties, and (b) the fifth anniversary after Completion in the case of the IPR Warranties and legal proceedings in respect of such claim (in the absence of settlement or discharge of such claim) has commenced within six months after such written notice is first served on the Warrantors or within six months of the liability the subject of the claim becoming actual rather than contingent (if later).


6. Notwithstanding any other provision of this Agreement to the contrary, in respect of any claim under the Warranties, the Indemnities or the Tax Deed each of the Warrantors shall only be liable for a proportionate part thereof as follows:-

         Mr Haites                          71.09%


         Mr Simpson                         9.60%


         Mr Bain                            5.72%


         Mr Wardley                         2.34%


         Mr Furner                          11.26%


         and the aggregate liability of any individual Warrantor under the Warranties, the Indemnities and the Tax Deed shall not exceed the amount of cash and the value of the Weatherford Shares issued to that Warrantor as Consideration under deduction of the amount of any payment made by that Warrantor, or the value of any Weatherford

         Shares transferred by that Warrantor to the Purchaser under Clause 6 (the value of the Weatherford Shares being calculated in each case by reference to the Weatherford Share Price provided, however, if any Relevant Payment is required to be paid prior to the initial effectiveness of the Shelf Registration and if Weatherford is in default under its obligations under the Registration Rights Agreement then the Weatherford Share Price shall be deemed to equal the closing sales price of Weatherford Common Stock on the New York Stock Exchange on the Business Day prior to the date of payment of the Relevant Payment if such closing price is lower than the Weatherford Share Price).


7. The Warrantors shall not be liable for any Relevant Claim to the extent that any liability is increased or arises from:


         7.1 the enactment of or coming into force after the date of this Agreement of any legislation not enacted or not in force at the date of this Agreement;


         7.2 any amendment to any legislation which is enacted or comes into force after the date of this Agreement;


         7.3 any change in interpretation of any law or any change in administrative practice of any government, governmental department, agency or regulatory body announced after the date of this Agreement;


         7.4 any increase in the rates of Taxation or alteration in the methods of applying or calculating Taxation or any imposition of Taxation announced after the date of this Agreement;


         7.5 any withdrawal after the date of this Agreement of any practice or extra-statutory concession previously published by the Inland Revenue or other Taxation authority.


8. The Warrantors shall not be liable for any Relevant Claim in respect of any matter or liability to the extent that an express and specific provision (including, for the avoidance of doubt, express and specific provision for matters contained in any deferred taxation provision and any obsolete stock provision), accrual, reserve or note in respect thereof was made in the Accounts or the Management Accounts

9. The Warrantors shall not be liable for any Relevant Claim which would not have arisen but for a voluntary act or failure to act, omission or transaction on the part of the Purchaser and/or (at the instance of the Purchaser) by any Target Group Company occurring after Completion otherwise than in the ordinary course of the Business or as required by law or as a result of a legitimate inquiry from the Inland Revenue or any other regulatory body, and which the Purchaser was aware would or would be likely to give rise to a Relevant Claim.


10.      The Warrantors shall have no liability in respect of any Relevant
         Claim:


         10.1 (subject to Clause 14 of this Part of the Schedule) where the liability is contingent only, unless and until such liability becomes an actual liability and becomes due and payable or is incurred or recorded; or


         10.2 which arises by virtue of any revaluation of property or assets owned by any Target Group Company after the Completion Date; or


         10.3 in respect of any matter fairly disclosed in the Disclosure Letter; or


         10.4 to the extent that the subject matter of such claim is covered by a policy of insurance in force on the date of this Agreement and payment is made by the insurer under such policy or under a similar policy effected by the Purchaser or any Target Group Company; or subject to the matter being an insurance risk, would have been so covered had such policy of insurance been maintained beyond the date of this Agreement, and the Purchaser shall procure that all appropriate claims under such insurance are duly and timeously made and prosecuted in good faith.


11. Nothing in this Agreement shall restrict any general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any breach by the Warrantors of the Warranties or breach of the Indemnities and shall take all reasonable steps (and so far as within its power shall procure that such steps are taken) to mitigate any loss or liability which might give rise to a claim against the Warrantors under the Warranties and/or a claim under the Indemnities and, without prejudice to the foregoing generality, procure that all reasonable endeavours are used to recover any amounts due from third parties where (without being required to initiate legal proceedings for recovery), in relation to any matter which may give rise to a claim under the Warranties and/or the Indemnities, the Purchaser or any Target Group Company has or may have a claim against such third parties.


12. If the Warrantors pay to the Purchaser an amount in discharge of a Relevant Claim or a claim under the Indemnities and the Purchaser subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the matter giving rise to the Relevant Claim or obtains a relief which is so referable, the Purchaser shall forthwith repay to the Warrantors:-


         (a) an amount equal to the sum recovered from the third party (or the value of the relief obtained, calculated by reference to the amount saved) less any reasonable out-of-pocket costs and expenses incurred by the Purchaser in recovering the same and less any tax suffered on the receipt; or


         (b) if the figure resulting under paragraph (a) above is greater than the amount paid by the Warrantors to the Purchaser in respect of the relevant claim, such lesser amount as shall have been so paid by the Warrantors.


13. A breach of Warranty or of the Indemnities which is capable of remedy shall not entitle the Purchaser to compensation unless the Warrantors are given written notice of such breach and such breach is not then remedied (without any cost or liability to the Purchaser) within 20 Business Days (or such longer or shorter period as shall in all the circumstances be reasonable) after the date on which such notice is served on the Warrantors.


14. If any Relevant Claim shall arise by reason of some liability which at the time that the claim is notified to the Warrantors is contingent only, the Warrantors shall not be under any obligation to make any payment to the Purchaser in respect of such claim until such time as the contingent liability ceases to be so contingent, provided always that this sub-clause shall not operate to avoid a claim made in respect of a contingent liability within the time limits specified above (notwithstanding that no proceedings are taken in respect thereof within the time limit specified in paragraph 4 above);

         provided that once the liability in question becomes actual then the Purchaser shall be bound to issue and serve legal proceedings on the Warrantors within the following six month period.

15. The Warrantors shall not be liable to pay any sum in respect of the same matter under the Warranties, the Indemnities and the Tax Deed, and the Purchaser shall not be entitled to make double recovery in respect of the same matter under different Warranties or under different parts of the same Warranty.


16. The Warrantors shall not be liable under the Warranties, the Indemnities or the Tax Deed to the extent that the subject matter of the claim is taken into account in determining an adjustment to the Consideration in accordance with the provisions of Clause 6.


17.      Notwithstanding any references to any "Target Group Company" therein:-


         (a) the Warranties contained in Part 5F of the Schedule shall apply to such Target Group Company (and to any branch or permanent establishment thereof) to the extent that it is resident for Taxation purposes in the United Kingdom; and


         (b) the Warranties contained in Part 5G of the Schedule shall apply to such Target Group Company (and to any branch or permanent establishment thereof) to the extent that it is not resident for Taxation purposes in the United Kingdom;


         and to the extent that any Target Group Company (or any branch or permanent establishment thereof) is so resident both in the United Kingdom and in any other country, both Part 5F and Part 5G of the Schedule shall apply thereto.

                                    SCHEDULE


                                     PART 7A


                                 THE PROPERTIES


PROPERTY                                     FORM OF TITLE                 GROUP COMPANY WITH TITLE

Unit 2, Block A, Logman Centre, Greenbank    Sub-lease                     Brit Bit Limited
Crescent, East Tullos, Aberdeen

Unit 3, Block A, Logman Centre, aforesaid    Sub-lease                     Brit Bit Limited


Two storey office blocks lying adjacent to   Sub-lease                     Brit Bit Limited
Unit 6, Block B, Logman Centre, aforesaid

First floor office suite at Unit 9, Blocks   Sub-lease                     Brit Bit Limited
B and C, Logman Centre, aforesaid

Unit 4, Block A, Logman Centre, aforesaid    Sub-under lease               Brit Bit Limited


Suites 9 and 12, McNeil Business Centre,     Missives  of Let              Brit Bit Limited
Greenbank Crescent, East Tullos, Aberdeen


Block 4, Peasiehill Road, Elliot             Missives of Let               Brit Bit Limited
Industrial Estate, Arbroath

Part of the building at Sir William Smith    Lease                         BBL Downhole Tools Limited
Road, Kirkton Industrial Estate, Arbroath

                                     PART 7B


                                NON-UK PROPERTIES



PROPERTY                                          FORM OF TITLE                      GROUP COMPANY WITH TITLE
8584 Katy Freeway, 435 Houston, Texas 77024       Lease                              BBL Downhole Tools Inc

Suite 8.05, Level 8, Menara Summit, Subang        Memorandum of Understanding        [BBL Asia Pacific (trading name of BBL
USJ, Malaysia                                                                        Australia Pty Ltd)]

3 Queens Street, St Johns, Newfoundland,          Informal Lease                     BBL Eastern Canada Inc
Canada

255 St George's Terrace, Perth, Western           Informal Lease                     BBL Australia Pty Ltd
Australia

                                     PART 7C


                               LEASEHOLD DOCUMENTS


1 SUITES 9 AND 12, MCNEIL BUSINESS CENTRE, GREENBANK CRESCENT, EAST TULLOS, ABERDEEN.


1.1 Copy Offer by Storage & Distribution Centres (Scotland) Limited to Brit Bit Limited


1.2 Copy Extract Minute of Variation of Lease between Horizon Property Investments Limited and Brit Bit Limited registered 26 October 2000.


2        UNIT 4, PEASIEHILL ROAD, ELLIOT INDUSTRIAL ESTATE, ARBROATH


2.1      Copy Standard Conditions of Lease by Scottish Development Agency


2.2      Copy Offer by Scottish Enterprise to Brit Bit Limited dated 3 February
         1997


2.3 Copy Acceptance by Brit Bit Limited to Scottish Enterprise dated 12 February 1997


2.4 Memorandum of Rent Review between Glenmorrison Group and Brit Bit Limited dated 21 November 2000


3.       UNITS 2, 3, 6 AND 9 LOGMAN CENTRE, GREENBANK CRESCENT, EAST TULLOS,
         ABERDEEN


3.1 Copy Lease between the Corporation of the City of Aberdeen and Claben Limited dated 17 and 24 February and recorded GRS (Kincardine) 5 May 1971


3.2 Copy Assignation by Claben Limited in favour of EPD (Estates) Limited recorded said GRS 22 February 1979


3.3 Copy Renunciation by Lease of Logman Property Limited (formerly EPD (Estates) Limited) in favour of City of Aberdeen District Council dated 9 October 1987


3.4 Copy Assignation by Torry Cold Store Limited with consent of City of Aberdeen District Council in favour of Logman Property Limited recorded said GRS 16 June 1982


3.5 Copy Assignation by Claben Limited with consent in favour of Logistics Management Property Limited recorded said GRS 4 March 1981


3.6 Copy Agreement among Christian Salvesen plc, Logman Property Limited and others recorded said GRS 21 August 1987


3.7 Copy Feu Charter by Corporation of City of Aberdeen in favour of Aberdeen Grit Company Limited - 1952

3.8 Copy Contract of Excambion between Barton Abrasives Limited and the Corporation of the City of Aberdeen dated 24 March and 14 April 1971


3.9 Copy Extract registered Partial Renunciation of Lease by Logman Property Limited in Receivership in favour of City of Aberdeen District Council recorded said GRS and registered both 28 July 1988


3.10 Copy Standard Security by Logman Property Limited in favour of Hong Kong & Shanghai Banking Corporation recorded said GRS 15 February 1983


3.11 Copy Discharge thereof dated 20 October 1987 and recorded said GRS 2 February 1988


3.12 Copy Deed of Appointment of Receivers of Logman Property Limited dated 23 July 1986


3.13 Copy Assignation by Logman Property Limited in Receivership and its Receivers in favour of Mordechai Bamberger and Others recorded said GRS 22 January 1988


3.14 Copy Minute of Agreement recorded 11 January 1988 (Book 1312 Folio 55) re 1.125 acres (rent review) dated 9 October 1987 and 5 January 1988


3.15 Copy Minute of Agreement between Logman Property Limited in receivership and City of Aberdeen District Council (rent review) 1.47 acres under exception dated 9 October 1987 and 5 January 1988 and recorded said GRS 11 January 1988


3.16 Search in Register of Charges against Logman Property Limited brought down to 20 February 1988


3.17 Copy Search in Property and Personal Registers from 21 May 1938 to 28 July 1988


4        UNITS LOGMAN CENTRE, GREENBANK CRESCENT, EAST TULLOS ABERDEEN


4.1 Copy Extract Lease between Mordechai Bamberger and Other and Brit Bit Limited registered 30 November 1992 (Unit 2).


4.2 Copy Extract Lease between Mordechai Bamberger and Other and Brit Bit Limited registered 30 November 1992 (Unit 3)


4.3 Copy Extract Lease between Mordechai Bamberger and Other and Brit Bit Limited registered 30 November 1992 (two storey office block adjacent to Unit 6)


4.4 Copy Extract Lease between Mordechai Bamberger and Other and Brit Bit Limited registered 30 November 1992 (first floor office suite at Unit 9)


4.5 Copy Extract Minute of Variation of Lease between Mordechai Bamberger and Other and Brit Bit Limited registered 14 August 1997 (Unit 2)


4.6 Copy Extract Minute of Variation of Lease between Mordechai Bamberger and Other and Brit Bit Limited registered 14 August 1997 (Unit 3)


4.7 Copy Extract Minute of Variation of Lease between Mordechai Bamberger and Other and Brit Bit Limited 14 August 1997 (two storey office block adjacent to Unit 6)


4.8 Copy Extract Minute of Variation of Lease between Mordechai Bamberger and Other and Brit Bit Limited registered 14 August 1997 (first floor office suite at Unit 9)

4.9      Notice by Paul Gee & Co. to Brit Bit Limited dated 23 March 2001 (Unit
         2)

4.10     Notice by Paul Gee & Co. to Brit Bit Limited dated 23 March 2001 (Unit
         3)


4.11 Notice by Paul Gee & Co. to Brit Bit Limited dated 23 March 2001 (two storey block adjacent to Unit 6)


4.12 Notice by Paul Gee & Co. to Brit Bit Limited dated 23 March 2001 (first floor office suite at Unit 9))


5        UNIT 4, LOGMAN CENTRE, GREENBANK CRESCENT, EAST TULLOS, ABERDEEN


5.1 Copy Extract Lease between Mordechai Bamberger and Others and Mudvac (North Sea) Limited registered 30 September 1992


5.2 Copy Extract Sub-Lease between Mudvac (North Sea) Limited and Brit Bit Limited registered 6 May 1994


5.3      Notice by Paul Gee & Co. to Mudvac (North Sea) Limited dated 23 March
         2001


6.       PREMISE AT SIR WILLIAM SMITH ROAD, ARBROATH


6.1 Copy Lease between Macintosh Structures Limited and BBL Downhole Tools Limited (unsigned)

                                    SCHEDULE


                                     PART 8


                              INTELLECTUAL PROPERTY



       PROPRIETOR              NUMBER                           DESCRIPTION                                      TERRITORY
Brit Bit Ltd                     EP0430989                    Patent for Investment Casting Process             BE,CH,
                                                                                                                DE,FR,
                                                                                                                UK,IT,
                                                                                                                LI
Brit Bit Ltd                     GB2238736                    Patent for Drill Bit Manufacturing Process        UK

Brit Bit Ltd                     US5101692                    Patent for Drill Bit Manufacturing Process        US

Brit Bit Ltd                     1510795                      Trade Mark - BBL Company Logo (Class 7)           UK

Brit Bit Ltd                     1510785                      Trade Mark - Powercut (Class 7)                   UK

Brit Bit Ltd                     1510792                      Trade Mark - Lateral Jet (Class 7)                UK

Brit Bit Ltd                     GB2290813                    Patent for Double Strike Nozzle                   UK

Brit Bit Ltd                     PCT/GB00/00234  - all PCT    Full Patent Application for method of
                                 contracting parties          applying Diamond Gauge to PDC bit
                                 nominated                    (Apparatus and method for mitigating wear
                                 Australian - 21190/00        in downhole tools)
                                 European - 00901232.9
                                 Norwegian - 20004923
                                 US - 09/647336
                                 Canadian - 2,326,738

Brit Bit Ltd                     PCT/GB01/01814               Full Patent Application for Expandable Bit        UK

Brit Bit Ltd                     Provisional application      Provisional Patent Application for Bit
                                 number 0104379.3             with Rotating Gauge

Brit Bit Ltd                     2127393                      Trade Mark "BigRoll" Word Mark (Class 7)

BBL Downhole                     PCT/GB/99/01816              Full Patent Application for DrillShoe
Tools Ltd                        US - 09/719317               3/Displaceable DrillShoe

                                 Canadian - 2,334,741
                                 Australian - 42794/99
                                 European -  99955516.2
                                 Norwegian - 20006303

BBL Downhole                     US - 09/556121                Full Patent Application for Shallow Water

Tools Ltd                       NB: PHILIP STRONG             Flow - Improvement Re. Subsea Drilling of
                                 CO-APPLICANT                 Bore Holes

                                 EP - 00303819.7

BBL Downhole Tools Ltd           PCT/GB00/04704               Full Patent Application for DiamondBack
                                                              Reamer Shoe

BBL Downhole Tools Ltd           PCT/GB00/04936               DrillShoe I and II (Casing Drill Shoe)

BBL Downhole Tools Ltd           PCT/GB01/00039               Full Patent Application for SlickSleeve
                                                              Structural Constriction (Torque Reduction
                                                              Tool)

BBL Downhole Tools Ltd           PCT/GB01/01506               Full Patent Application for Drill Bit
                                                              Nozzle

BBL Downhole Tools Ltd           PCT/GB01/01512               Full Patent Application for Expandable
                                                              Reamer Shoe

Brit Bit Ltd                     GB2244523                    Trade Mark Application - DrillShoe
                                 US76/140225
BBL Downhole Tools Ltd           GB0029324.1                  Provisional Patent Application for
                                                              Interlocking Thread
Enterprise Oil Plc               EP0815342B                   Granted Patent for Improved Casing Shoe
                                 Formalised in:
                                 Netherlands
                                 Italy

                                    SCHEDULE

                                     PART 9

                   BASIS OF PREPARATION OF COMPLETION ACCOUNTS



The draft Completion Accounts and the draft NAV Statement shall be prepared on the basis set out below and in Clause 3 of the Agreement.

1.       BASIS OF PREPARATION

         They are to be prepared on a consolidated basis and on the assumption that BBL Australia is a wholly owned subsidiary of Target.

2.       FIXED ASSETS

         No account is to be taken of any revaluation of heritable, freehold or leasehold property or any other fixed assets not reflected in the Accounts. Disposals and acquisitions since the Management Accounts Date should be taken into account. Depreciation should be taken into account at rates consistent with those shown in the Accounts from the Management Accounts Date up to the Completion Date.

         No value is to be attributed to goodwill or any other intangible asset or to any asset not used or capable of use in the Company's business ("Business") after Completion.

         No value is to be attributed to any stocks of paper, packaging, stationery, brochures or advertising material which are not used or capable of use in the Business after Completion.

3.       STOCK

         Stocks (including stocks held on consignment) are to be valued at the lower of cost and estimated net realisable value.

4.       CURRENT ASSETS, ETC

         (a) Current assets (including prepayments) are to be included at book value after proper provisions have been made, save that no value will be attributed to:-

                  (i) any asset or prepayment to the extent that it ceases to have any value upon the share capital of the Company ceasing to be owned by the Vendors; or

                  (ii) any surplus or other benefit which might accrue to the Company in respect of any pension schemes; or

                  (iii)    any tax losses, tax assets, available to the Company.

         (b) Any debtors, except any Weatherford debtors and Target Group Company debtors which at the Completion Date have been outstanding for a period of 3 months or more from the earlier of the due date for payment and the date of invoice shall be deemed irrecoverable and shall be written off/provided against in full, except to the extent that such debt is recovered during the period between the Completion Date and the date upon which the Net Asset

                  Value has been agreed or determined in accordance with Clause 3 of the Agreement. For the purposes of this paragraph 4 "Weatherford" shall mean Weatherford and any subsidiary undertaking of Weatherford.

5.       LIABILITIES

         (a)      GENERAL

                  Proper provision shall be made for all liabilities (including contingent liabilities) of the Company existing as at the Completion Date (including without prejudice to the foregoing generality appropriate provisions in respect of accrued holiday pay, bonuses excluding the L500,000 bonus payable in accordance with the letter referred to in paragraph 3.6 of
                  Part 3 of the Schedule to the Agreement ("the Employees Bonus"), pension liabilities and other accruals, including services invoiced but not yet performed).

         (b)      TAXATION

                  (i) Full and specific provision shall be made for all Taxation due or accrued as at the Completion Date on the assumption that the Completion Date is the end of an accounting period, and on the assumption that there are no tax losses available to the Company.

                  (ii) Full provision shall be made for deferred tax (including any corporation tax on chargeable gains that would arise on the sale on the Completion Date of all chargeable assets of the Company at the values attributed to them in the Accounts).

         (c)      CREDITORS

                  Creditors shall include:-

                  (i) full and specific provision for all future obligations to make capital payments under finance leases existing at the Completion Date relating to the fixed assets included in the balance sheet;

                  (ii) full and specific provision on an accrual basis in respect of all bonuses (except the Employees Bonus), discounts, overrider payments, and similar matters in respect of which a provision would normally be made having regard to the expected outcome for the period to which they relate;

                  (iii) the full amount of all sums owed by the Company to any of the Vendors; and

                  (iv) all future obligations to make payments under finance arrangements in respect of consignment stocks and other stocks.

                  (v) dividends accrued and payable to shareholders shall be as provided for in the Accounts.

                  (vi) no account shall be taken of the premium payable on the redemption of the Preference Shares.

         (d)      MISCELLANEOUS

                  there shall be included as a liability the full amount of any loss anticipated to arise in respect of any contract with any customer of the Company.

6.       GENERAL

         (A) So far as not inconsistent with the above the Completion Accounts should:-

                  (1) save in so far as inconsistent with SSAPs, FRSs and accounting principles and policies generally accepted in the United Kingdom as at the Completion Date, apply the same accounting principles and policies as were stated to have been applied in the preparation of the Accounts;

                  (2) apply the SSAPs, FRSs and accounting principles and policies generally accepted in the United Kingdom (or the country of incorporation in the case of the Non-UK Subsidiaries) current at the Completion Date unless the application of the same accounting principles and policies as were stated to have been applied in the preparation of the Accounts would be more prudent when such more prudent principles and policies shall prevail.

         (B) No increase or decrease shall be made to any reserves (other than the profit and loss account balance) as stated in the Accounts unless there shall have occurred since the Accounts Date a change in circumstances which clearly justifies such adjustment.

         (C) No adjustment shall be made to the value of any asset nor shall any liability or provision be made or increased as a result of or by reference to the amount of the consideration being paid for the Sale Shares.

         (D) In calculating the assets, there should be excluded the amount of any cash or other assets representing any profits of a capital or extraordinary or exceptional nature or any profit arising in respect of any contract between the Company and any of the Vendors.

                                    SCHEDULE

                                     PART 10

                         DEFINITIONS AND INTERPRETATION


1. In this Agreement the following words and expressions shall bear the meanings given to them below:

         "the 1988 Act"             means the Income and Corporation Taxes Act
                                    1988;

         "the 1993 Act"             means the Pension Schemes Act 1993;

         "the 1995 Act"             means the Pension Act 1995;

         "Accounts"                 means the audited balance sheet of each UK
                                    Company as at the Accounts Date and the
                                    audited profit and loss account of each UK
                                    Company for the year ended on the Accounts
                                    Date together with the directors' and
                                    auditors' reports and notes thereon and the unaudited balance sheet of BBL Australia as at the Accounts Date and the unaudited profit and loss account of BBL Australia for the year ended on the Accounts Date together with the compilation report, statement by directors and notes thereon;

         "Accounts Date"            means 30 June 2000 in the case of BBL
                                    Australia and 31 March 2000 in the case of the UK Companies;

          "Acquisition"             means the acquisition of the Sale Shares by
                                    the Purchaser pursuant to this Agreement;

         "Agreed Form"              means a form agreed between the parties for
                                    the purposes of this Agreement and having been signed or initialled for identification purposes by the Purchaser's Solicitors and the Vendors' Solicitors;

         "the Basis of Preparation  means the basis set out in Part 9 of the
         of Completion Accounts"    Schedule;

         "BBL Australia"            means BBL Aust. Pty Limited;

         "Business"                 means the businesses carried on by the
                                    Target Group at Completion;

         "Business Day"             means any day (other than a Saturday or
                                    Sunday) on which clearing banks are open for normal business in Edinburgh;

         "Completion"               means completion of the matters set out in
                                    Part 3 of the Schedule;

         "Completion Date"          means the date of this Agreement;

         "the Completion Accounts"  means the consolidated balance sheet of
                                    Target as at the Completion Date and the consolidated profit and loss account of Target for the period from the Management Accounts Date up to the Completion Date which are to be prepared in accordance with the terms of the Basis of Preparation of Completion Accounts, and including the Final Indebtedness Statement;

         "Connected Person"         shall have the meaning set out in Section
                                    839 of the 1988 Act but shall specifically include spouses and shall specifically exclude brothers, sisters, ancestors and lineal descendants;

         "Consideration"            means the aggregate of:- (a) US Dollars one
                                    million ($1,000,000) and (b) that number of whole shares of Weatherford Common Stock which at the Weatherford Share Price is equal in value to either:

                                    (i)      where the Weatherford Share Price
                                             is less than fifty US Dollars ($50)
                                             nineteen million four hundred and
                                             fifty thousand US Dollars
                                             ($19,450,000) less the Indebtedness
                                             as at Completion as certified in
                                             the Indebtedness Statement; or

                                    (ii)     where the Weatherford Share Price
                                             is deemed to be fifty five US
                                             Dollars ($55) twenty one million
                                             five hundred thousand US Dollars
                                             ($21,500,000) less the Indebtedness
                                             as at Completion as certified in
                                             the Indebtedness Statement; or

                                    (iii)    where the Weatherford Share Price
                                             is greater than sixty US Dollars
                                             ($60) twenty three million five
                                             hundred and fifty thousand US
                                             Dollars ($23,550,000) less the
                                             Indebtedness as at Completion as
                                             certified in the Indebtedness
                                             Statement

         "Covenantors"              means Mr Haites, Mr Bain, Mr Furner and Mr
                                    Wardley.


         "Disclosure Bundle"        means the two identical indexed bundles of
                                    documents collated by or on behalf of the Warrantors, the indexes of which have been signed for identification by the Vendors'
                                    Solicitors and the Purchaser's Solicitors;

         "Disclosure Letter"        means the letter of the same date as this
                                    Agreement from the Warrantors to the
                                    Purchaser accepted in writing by the
                                    Purchaser as disclosing:-

                                    (a)      information constituting exceptions
                                             to the Warranties; and

                                    (b)      particulars of other matters
                                             referred to in this Agreement.

         "Employee"                 means employees of the Target Group;


         "encumbrance"              includes any option, right to acquire,
                                    restriction, mortgage, pledge, lien or other form of security or encumbrance;


         "Environmental Law"        means all laws, regulations and applicable
                                    codes of practice, concerning the protection of human health or the environment or the conditions of the work place or the generation, transportation, storage, treatment or disposal of Hazardous
                                    Substances having the force of law at the Completion Date;

         "Environmental Licence"    means any permit, licence, authorisation,
                                    consent or other approval required by any Environmental Law for the conduct of the Business or the occupation of the Properties;

         "Estimated NAV"            means  L1,786,473;

         "Event" includes any act, omission, transaction or circumstance (including any of such matters provided for hereunder);


         "FA" or "F(No2)A"          means the relevant Finance Act or Finance
                                    (No. 2) Act;


         "Fair Market Value"        means the average closing sales price of
                                    Weatherford Common Stock on the New York
                                    Stock Exchange for the ten consecutive
                                    Business Days ending on the second Business
                                    Day prior to the Completion Date as
                                    published in the Financial Times;

         "Final Completion Date"    means the tenth Business day after the Net
                                    Asset

                                    Value has been agreed or determined in
                                    accordance with Clause 3 of this agreement;

         "Final Indebtedness        means the statement (comprising part of the
         Statement"                 Completion Accounts) certifying the
                                    Indebtedness as at the Completion Date, in the form contained in Part 4 of the Schedule;

         "Floating Charges"         means the Bond and Floating Charge granted
                                    by Brit Bit Limited in favour of the
                                    Governor and Company of the Bank of Scotland dated 2 June 1988 and registered 8 June 1988 and the Floating Charge granted by BBL
                                    Downhole Tools Limited in favour of the
                                    Governor and Company of the Bank of Scotland dated 8 June 2000 and registered 14 June
                                    2000;

         "FRS" means a Financial Reporting Standard in force at the date hereof as regulated by the Accounting Standards Board;

         "Pension Scheme"           shall mean the Group Personal Pension Policy
                                    established by the Target Group with
                                    Scottish Equitable Life Assurance Society with effect from 1 April 1992 and currently governed by the Standard Policy Terms and Conditions as detailed in the [Scottish
                                    Equitable Personal Pension Scheme approval letter;]

         "Furner Agents"            means Ledingham Chalmers, Johnstone House,
                                    52-54 Rose Street, Aberdeen AB10 1HA;

         "Furner Agents Account"    means Ledingham Chalmers Client Account
                                    number 00333044 (sort code 80 12 08) at Bank of Scotland, 201 Union Street, Aberdeen in the name of the Furner

                                    Agents;

         "Hazardous Substances"     means any natural or artificial substance
                                    (whether in a solid or liquid form or in a form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism supported by the environment, or damaging the environment, including but not limited to any hazardous, toxic or dangerous waste;

         "the Independent           means the firm of accountants, if any,
         Accountants"               appointed pursuant to Clause 3.4;

         "Indebtedness"             means the aggregate amount of the
                                    indebtedness for borrowed money of the
                                    Target Group as at close of business on the last Business Day immediately preceding the Completion Date excluding indebtedness as between members of the Target Group but including bank overdrafts and loans, debt factoring, liabilities under acceptance or documentary credits, debentures, loans, loan stocks, bonds, notes and bills of exchange, hire purchase commitments and obligations under finance leases, discounted debts, liability for the purchase of assets on deferred terms, dividends payable on or after the Completion Date (other than any such dividends waived pursuant to Clause 2.2 of this Agreement) and other such transactions having the commercial effect of borrowing together with any costs associated with payment of any such indebtedness
                                    (provided that indebtedness shall be deemed to include Outstanding

                                    Payables) LESS the aggregate amount of (a) all cash balances held by the Target Group,
                                    (b) Outstanding Receivables, and (c) any amounts due to any member of the Target Group by the Purchaser or any member of the group of companies to which the Purchaser belongs and which have been outstanding for 60 days or more, in each case as at close of business on the same date.


         "Indebtedness Excess"      means the amount, if any, by which the
                                    Indebtedness shown in the Final Indebtedness
                                    Statement exceeds the amount shown in the Indebtedness Statement;

         "Indebtedness Shortfall"   means the amount, if any, by which the
                                    Indebtedness shown in the Final Indebtedness
                                    Statement is less than the amount shown in the Indebtedness Statement;

         "the Indebtedness          means the signed statement from the
         Statement"                 Warrantors addressed to the Purchaser
                                    certifying the Indebtedness in the form
                                    contained in Part 4 of the Schedule (with supporting appendices in the Agreed Form);

         "Indemnities"              means the indemnities by the Warrantors set
                                    out in Clauses 16 and 20.3 of this
                                    Agreement;

         "IPR" means all patents, registered trade marks, registered designs and applications and the right to apply for any of the foregoing, copyright, design right, topography rights, database rights, utility model rights, rights in the nature of copyright, trade, business and company names and marks, know-how, rights in proprietary and confidential information, rights in inventions and all other industrial, commercial and intellectual property rights and all other rights or forms of protection having equivalent effect to any of the foregoing arising anywhere in the world;

         "IPR Warranties"           means the Warranties contained in Part 5E of
                                    the Schedule;

         "The Lease Documentation"  means the leasehold documents detailed in
                                    Part 7C of the Schedule;

         "Life Scheme"              means The Brit Bit Limited Group Life
                                    Assurance Scheme established under a trust deed dated 29 December 1999 the benefits of which are currently insured under a policy with Royal and Sun Alliance;

         "Losses" means losses, liabilities, damages fines, costs and expenses (including, without limitation, all professional advisory costs incurred in connection with the matter in question;

         "Malaysian Company"        means BBL Products (M) SND BHD;

         "Management Accounts"      means the consolidated management accounts
                                    of the Target Group for the period from the Accounts Date to the Management Accounts
                                    Date;

         "Management Accounts       means 28th February 2001;
         Date"

         "Members"                  shall mean the Employees, Directors, ex
                                    Employees and ex Directors of the Target
                                    Group who are entitled to benefit under the Pension Schemes;

         "Minority Interest"        means the 1 Ordinary Share of $1 in BBL
                                    Australia registered in the name of Mr
                                    Furner;

         "Mr Bain"                  means James Bain, residing at 20 West Park
                                    Crescent, West Park, Inverbervie,
                                    Kincardineshire;

         "Mr Haites"                means Binnert Ruerd Haites, residing at 32
                                    Cairn Road, Bieldside, Aberdeen;

         "Mr Simpson"               means Neil Andrew Abercrombie Simpson,
                                    residing at Burn O'Daff Farm, Downies,
                                    Portlethen, Aberdeen;

         "Mr Wardley"               means Michael Thomas Wardley, residing at
                                    Northill House, Northill Park, Laurencekirk,
                                    Kincardineshire;

         "the NAV Statement"        means the statement of the Vendor's
                                    Accountants as to the amount which in their opinion is the amount of the Net Asset
                                    Value, or, in the event of the operation of Clause 3.4, the certificate of the Independent Accountants as to the amount which in their opinion is the amount of the Net Asset Value;

         "Net Asset Value"          means the total assets less the total
                                    liabilities (excluding any minority
                                    interests) of the Target Group on a
                                    consolidated basis as at the close of
                                    business on the Completion Date, calculated in accordance with and after taking account of, the instructions contained in the Basis of Preparation of Completion Accounts;

         "Non-UK Properties"        means the Properties, particulars of which
                                    are set out at Part 7B of the Schedule;

         "Non-UK Subsidiaries"      means the overseas trading subsidiaries and
                                    undertakings, details of which are set out in Part 2B of the Schedule;

         "OPRA"                     means the Occupational Pensions Regulatory
                                    Authority;

         "Outstanding Payables"     means:-

                                    (a)      all cheques which have been drawn
                                             by the Target Group but which have
                                             not been presented or which remain
                                             uncleared at the Completion Date;
                                             and

                                    (b)      all telegraphic or electronic
                                             transfers of
                                             funds which have been instructed by
                                             the Target Group but remain
                                             incomplete at the Completion Date;
                                             and

                                    (c)      all trade creditors accounts
                                             (excluding VAT) of the Target Group
                                             at the Completion Date (with the
                                             exception of the invoice from
                                             Diamond Europ for approximately
                                             $10,000 in respect of test products
                                             supplied by Diamond Europ), to the
                                             extent that the same have been
                                             outstanding for a period of 60 days
                                             or more from the date of the
                                             relevant invoice;

         "Outstanding Receivables"  means:-

                                    (a)      all cheques which have been
                                             deposited by and are in favour of
                                             any member of the Target Group but
                                             which remain uncleared at the
                                             Completion Date; and

                                    (b)      all telegraphic or electronic
                                             transfers of funds which have been
                                             instructed in favour of any member
                                             of the Target Group but remain
                                             incomplete at the Completion Date.

         "the Overpayment"          means the amount, if any, by which the Net
                                    Asset Value is less than the Estimated NAV;

         "the Properties"           means the Properties, particulars of which
                                    are set out in Part 7A of the Schedule;

         "PSO"                      means the Pension Schemes Office of the
                                    Inland Revenue;

         "Purchaser's Group"        means the Purchaser and any person which is
                                    from
                                    time to time a group undertaking of the
                                    Purchaser;

         "Purchaser's Solicitors"   means Dickson Minto W.S.,11 Walker Street,
                                    Edinburgh EH3 7NE;

         "Rate" means the rate of one per centum per annum above the base rate from time to time of the Bank of Scotland;

         "Registration Rights       means the registration rights agreement
         Agreement"                 between certain of the parties in the Agreed
                                    Form;

         "Relevant Claim"           means any claim under the Warranties, other
                                    than a claim under the Title Warranties.


         "Sale Shares"              means the Target Shares and the Minority
                                    Interest;

         "SEC" means the United States Securities and Exchange Commission, or any successor agency thereto;

         "Securities Act"           means the United States Securities Act of
                                    1933, as amended, or any successor
                                    legislation thereto (including the rules and regulations promulgated thereunder);

         "Schedule"                 means the schedule comprising Parts 1 to 10
                                    (inclusive) which forms part of this
                                    Agreement;

         "Scottish Enterprise       means Scottish Enterprise and any holding
         Group"                     company or subsidiary of Scottish Enterprise
                                    and any company, corporation or statutory body which has acquired the whole or any part of the undertaking of Scottish
                                    Enterprise and any holding company or
                                    subsidiary of any such company, corporation or statutory body;

         "Shelf Registration"       shall have the meaning given to it in the
                                    Registration Rights Agreement;

         "SSAP" means a Statement of Standard Accounting Practice in force at the date hereof as regulated by the Accounting Standards Board Limited;

         "Subsidiaries"             means the companies and undertakings details
                                    of which are given in Part 2 of the Schedule and "Subsidiary" shall mean any of them;

         "Taxation"                 shall have the meaning given to it in the
                                    Tax Deed, together with any UK stamp duty and penalties and interest in respect thereof;

         "Taxation Authority"       shall have the meaning given to it in the
                                    Tax Deed;

         "the Target Group"         means the Target and the Subsidiaries and
                                    "member of the Target Group" and "Target
                                    Group Company" means any of them;

         "Target Group              means all IPR owned by or registered or
         Intellectual Property"     applied for in the name of any member of the
                                    Target Group;

         "Target Shares"            means the 62,500 Ordinary Shares of L1 each,
                                    161,100 Ordinary Shares of 50p each, 147,000
                                    Ordinary Shares of 33 1/3 pence each,
                                    949,006 Ordinary Shares of 15 pence each,
                                    40,000 Cumulative Convertible Participating
                                    Preferred Ordinary Shares of L1 each,
                                    117,000 Cumulative Convertible Participating
                                    Preferred Ordinary Shares of 50 pence each,
                                    198,000 Cumulative Convertible Participating
                                    Preferred Ordinary Shares of 33 1/3 pence each, 279,450 10% Cumulative Redeemable
                                    Preference Shares of L1 each and 65,700 10%
                                    Cumulative Redeemable Second Preference
                                    Shares of L1 each which will together
                                    comprise the entire issued share capital of the Target at the Completion Date;

         "Tax Deed"                 means a deed of covenant between certain of
                                    the parties in the Agreed Form;

         "Tax Warranties"           means the Warranties set out in Part 5F and
                                    Part 5G of
                                    the Schedule;

         "TCGA"                     means the Taxation of Chargeable Gains Act
                                    1992;

         "Territory"                means anywhere in the world;

         "Title Warranties"         means the representations and warranties
                                    contained in Part 5A of the Schedule;

         "Threshold"                means L150,000;

         "Transaction"              shall have the meaning given to it in the
                                    Tax Deed;

         "UK Companies"             means the Target and those subsidiaries
                                    listed in Part 2A of the Schedule;

         "VATA"                     means the Value added Tax Act 1994;

         "Vendors"                  means the Target Shareholders, Scottish
                                    Enterprise and Mr Furner;

         "the Vendors'              means Acumen Accountants and Advisors
         Accountants"               Limited and in the case of BBL Australia
                                    Owen & Plaistowe;

         "the Vendors'              means Mr Haites or such other person as may
         Representative"            be specified in writing by the Vendors;

         "Vendors' Solicitors"      means Paull & Williamsons, Investment House,
                                    6 Union Row, Aberdeen, AB10 1DQ.;

         "Vendors' Solicitors       means Paull & Williamsons Client account
         Account"                   number 74879USD01 (sort code 80 73 30) at
                                    Bank of Scotland, 54 John Street, Aberdeen in name of the Vendors' Solicitors;

         "Venezuelan  Company"      means BBL de Venezuela, S.A.;

         "Warranties"               means the representations and warranties
                                    contained in Clause 7 and Part 5 of the
                                    Schedule;

         "Warrantors"               means Mr Bain, Mr Furner, Mr Haites, Mr
                                    Simpson and Mr Wardley

         "Weatherford Common        means the common stock of Weatherford, $1.00
         Stock"                     par value;

         "Weatherford Material      means any change or effect that,
         Adverse Effect"            individually or when taken together with all
                                    such other changes or effects, is or would reasonably be considered to be materially adverse to the condition, financial or otherwise, results of operation, prospects, business, properties, assets or liabilities of Weatherford and its subsidiaries, taken as a whole;

        "Weatherford Share Price"   means either:-

                                    (i)      Fair Market Value where Fair Market
                                             Value is less than fifty US Dollars
                                             ($50) per Weatherford Share; or

                                    (ii)     Fifty five US Dollars ($55) where
                                             Fair Market Value is equal to or
                                             greater than fifty US Dollars ($50)
                                             but less than or equal to sixty US
                                             Dollars ($60) per Weatherford
                                             Share; or

                                    (iii)    Fair Market Value where Fair Market
                                             Value is greater than sixty US
                                             Dollars ($60) per Weatherford
                                             Share.

         "Weatherford Shares"       means the shares of Weatherford Common Stock
                                    to be issued to the Vendors as the
                                    Consideration pursuant to this Agreement;

         "1988 Act"                 means the Income and Corporation Taxes Act
                                    1988;

         "1993 Act"                 means the Pension Schemes Act 1993;

         "1995 Act"                 means the Pensions Act 1995.

2. Words and expressions defined in the Companies Act 1985 shall bear the same meanings in this Agreement.

3. The masculine gender shall be deemed to include the feminine and neuter and the singular number shall be deemed to include the plural and vice versa.

4. The Clause headings, use of bold or italic type and contents pages in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

5. References to Recitals, Clauses, and Parts of the Schedule are to the Recitals and Clauses of and parts of the Schedule to this Agreement and references to paragraphs are to the paragraphs of a Part of the Schedule.

6. Reference in this Agreement to any statute or statutory provision shall include such statute or statutory provision as from time to time amended, re-enacted or consolidated whether before, on or (in the case of re-enactment (in identical terms) or consolidation only) after the date of this Agreement and shall include statutory instruments or other subordinate legislation made under the relevant statute, provided that no such amendment, re-enactment, consolidation, statutory instrument or other subordinate legislation made after the date of this Agreement shall increase the liability of any party.

7. References in this Agreement to persons shall include references to firms, corporations or unincorporated associations.

8. For the purposes of Part 5 of the Schedule any statement in this Agreement which is qualified by the expressions "so far as the Warrantors are aware" or "to the best of the knowledge, information and belief of the Warrantors" or something similar shall (unless expressly stated otherwise) be deemed to include an additional statement that it has been made after diligent, reasonable and proper enquiries by the Warrantors and any matter within the knowledge or awareness of any officer or any member of the Target Group shall be deemed to be within the knowledge or awareness of the Warrantors.

9. Words and expressions defined in the Tax Deed and not defined in this Agreement shall bear the same meaning in this Agreement.

10. Where obligations are expressed as being undertaken jointly, and notwithstanding any provision of law to the contrary, the liability of the obligors shall be pro rata (in accordance with the percentages set out in column 5 of Part 1C of the Schedule) and not in solidum.

SPA 3/7/01


                           SALE AND PURCHASE AGREEMENT


                                      AMONG



                       (1) BINNERT RUERD HAITES AND OTHERS
                             (2) SCOTTISH ENTERPRISE
                             (3) RUSSELL ERIC FURNER

                     (4) WEATHERFORD AUSTRALIA PTY. LIMITED
                                       AND
                       (5) WEATHERFORD INTERNATIONAL, INC.

                    RELATING TO THE SALE AND PURCHASE OF THE
                 ENTIRE ISSUED SHARE CAPITAL OF BRIT BIT LIMITED




                                     [LOGO]
                               DICKSON MINTO W.S.
                                11 WALKER STREET
                                    EDINBURGH
                                     EH3 7NE
                                TEL 0131 225 4455
                                FAX 0131 225 2712

                                    CONTENTS

CLAUSE                                                                          PAGE

1.          Definitions and Interpretation/Schedule

2.          Sale and Purchase

3.          Instruction and calculation of Net Asset Value

4.          Consideration

5.          Completion

6.          Final Completion

7.          Warranties and Undertakings by the Warrantors

8.          Warranties by the Purchaser and Weatherford; Registration Rights;

9.          Claims Procedure

10.         Protection of Goodwill

11.         Release of Liability and Guarantees

12.         Effect of Completion

13.         Remedies and Waivers

14.         Assignation

15.         Further Assurance

16.         Specific Indemnities

17.         Securities Law Matters

18.         Notices

19.         Announcements

20.         Costs and Expenses

21.         Invalidity

22.         General

23.         Entire Agreement

24.         Governing Law and Jurisdiction

SCHEDULE

Part 1A     Target Group Structure

Part 1B     The Target

Part 1C     Shareholdings in Target

Part 2A     The UK Subsidiary

Part 2B     The Non-UK Subsidiaries

Part 3      Completion Obligations

Part 4      Indebtedness Statement

Part 5A     Title Warranties

Part 5B     General Warranties

Part 5C     Pension Warranties

Part 5D     Property and Environmental Warranties

Part 5E     Intellectual Property Warranties

Part 5F     Tax Warranties

Part 5G     International Tax Warranties

Part 6      Vendor Limitations

Part 7      The Properties

Part 8      Intellectual Property

Part 9      Basis of Preparation of Completion Accounts

Part 10     Definitions and Interpretation

AGREED FORM DOCUMENTS

AF1         Tax Deed

AF2         Registration Rights Agreement

AF3         Indebtedness Statement

AF4         Irrevocable power of attorney relating to the voting of shares

AF5         Resignation letter of directors/secretary

AF6         Form of Proxy

AF7         Service Agreements

AF8         Stock Option Agreements

AF9         Employee Bonus Letter